UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Loral Space & Communications Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 19, 2009
________________

The Annual Meeting of Stockholders of Loral Space & Communications Inc. (“Loral” or the “Company”) will be held at the Park Central New York, 870 Seventh Avenue at 56th Street, New York, New York, at 10:30 A.M., on Tuesday, May 19, 2009, for the purpose of:

1.	Electing to the Board the three current Class III Directors who have been nominated by the Board of Directors and whose terms will expire at the Annual Meeting; and

2.
Acting upon a proposal to ratify the amendment and restatement of the Company’s Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), accepted for filing on December 23, 2008 by the Secretary of State of the State of Delaware pursuant to an order of the Court of Chancery of the State of Delaware, which eliminated previously-designated series of Preferred Stock and authorized a new series of Non-Voting Common Stock; and

3.
Acting upon a proposal to further amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Voting Common Stock to 50,000,000 shares and the number of authorized shares of Non-Voting Common Stock to 20,000,000 shares and to eliminate the prohibition on the issuance of nonvoting equity securities; and

4.	Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

The Board of Directors has fixed the close of business on April 2, 2009 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

The Board of Directors unanimously recommends that stockholders vote their shares in favor of the election of the Class III Directors who have been nominated by the Board of Directors and in favor of Proposals 2, 3 and 4.

This Notice and accompanying Proxy Statement and proxy or voting instruction card will be first mailed to you and to other stockholders of record commencing on or about April 14, 2009.

All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, I hope that you will vote as soon as possible. Please review the instructions on the proxy or voting instruction card regarding your voting options.

By Order of the Board of Directors

Michael B. Targoff
Vice Chairman of the Board,
Chief Executive Officer and President

April 14, 2009

TABLE OF CONTENTS

Loral Space & Communications Inc.
600 Third Avenue
New York, New York 10016

PROXY STATEMENT

Questions and Answers About the Annual Meeting and Voting

Why did I receive this proxy statement?
We have sent you this Notice of Annual Meeting and Proxy Statement and proxy or voting instruction card because the Board of Directors of Loral Space & Communications Inc. (“Loral” or the “Company”) is soliciting your proxy to vote at our Annual Meeting of Stockholders on May 19, 2009 (the “Annual Meeting”). This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about us.

Who is entitled to vote?
You may vote on each matter properly submitted for stockholder action at the Annual Meeting if you were the record holder of Voting Common Stock as of the close of business on April 2, 2009. On April 2, 2009, there were 20,281,579 shares of our Voting Common Stock, par value $.01 per share, outstanding and entitled to vote at the Annual Meeting. You may vote on Proposal 3 if you were the record holder of Non-Voting Common Stock as of the close of business on April 2, 2009. On April 2, 2009, there were 9,505,673 shares of our Non-Voting Common Stock, par value $.01 per share, outstanding and entitled to vote on Proposal 3 at the Annual Meeting.

How many votes do I have?
Each share of our Voting Common Stock that you own entitles you to one vote on each matter properly submitted for stockholder action at the Annual Meeting. Each share of our Non-Voting Common Stock that you own entitles you to one vote solely with respect to Proposal 3.

What am I voting on?	You will be voting on the following:

• To elect to the Board the three current Class III Directors who have been nominated by the Board of Directors and whose terms will expire at the Annual Meeting; and

•      To act upon a proposal to ratify the amendment and restatement of the Company’s Restated Certificate of Incorporation in the form attached hereto as Annex A (the “Amended and Restated Certificate of Incorporation”), accepted for filing on December 23, 2008 by the Secretary of State of the State of Delaware pursuant to an order of the Court of Chancery of the State of Delaware, which eliminated previously-designated series of Preferred Stock and authorized a new series of Non-Voting Common Stock; and

•      To act upon a proposal to further amend the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Voting Common Stock to 50,000,000 shares and the number of authorized shares of Non-Voting Common Stock to 20,000,000 shares and to eliminate the prohibition on the issuance of nonvoting equity securities; and

• To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009.

How do I vote?	You can vote in the following ways:

•      By Mail: If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

•      By Telephone or Internet: If you hold your shares in street name, you may be able to vote by submitting a proxy by telephone or over the Internet. Please follow the instructions on your voting instruction card.

•      At the Annual Meeting: If you are planning to attend the Annual Meeting and wish to vote your shares in person, we will give you a ballot at the meeting. If your shares are held in street name, you need to bring an account statement or letter from your broker, bank or other nominee indicating that you were the beneficial owner of the shares on April 2, 2009, the record date for voting. You will also need to obtain a proxy from your bank, broker or other nominee to vote the shares you beneficially own at the meeting. Even if you plan to be present at the meeting, we encourage you to complete and mail the enclosed card to vote your shares by proxy.

What if I return my proxy or voting instruction card but do not mark it to show how I am voting?
Your shares will be voted according to the instructions you have indicated on your proxy or voting instruction card. If no direction is indicated, your shares will be voted “FOR” the election of the Class III directors who have been nominated by the Board of Directors and “FOR” Proposals 2, 3 and 4.

May I change my vote after I return my proxy or voting instruction card?	You may change your vote at any time before your shares are voted at the Annual Meeting in one of three ways:

• Notify our Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy;

• Submit another proxy by mail, telephone or the Internet (or voting instruction card if you hold your shares in street name) with a later date; or

• Vote in person at the Annual Meeting.

What does it mean if I receive more than one proxy or voting instruction card?	It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares.

What constitutes a quorum?
Any number of stockholders, together holding at least a majority in voting power of the capital stock of the Company issued and outstanding and generally entitled to vote in the election of directors, present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business (the “Majority of Outstanding Voting Stock Quorum Requirement”). Because the holders of Non-Voting Common Stock are entitled to vote on Proposal 3 at this Annual Meeting, a quorum shall not be convened unless, in addition to the requirements set forth in the preceding sentence, the holders of at least one-third of the total number of shares of Voting Common Stock and Non-Voting Common Stock outstanding and entitled to vote at the Annual Meeting are present in person or represented by proxy at the Annual Meeting (the “One-Third of Outstanding Voting and Non-Voting Stock Requirement”). If the Majority of Outstanding Voting Stock Quorum Requirement is satisfied, the One-Third of Outstanding Voting and Non-Voting Stock Quorum Requirement will be satisfied as well. Abstentions and “broker non-votes” are counted as shares “present” at the meeting for purposes of determining whether a quorum exists. A “broker non-vote” occurs when shares held of record by a bank, broker or other holder of record for a beneficial owner are deemed present at the meeting for purposes of a quorum but are not voted on a particular proposal because that record holder does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner.

What vote is required in order to approve each proposal?
Proposal 1 (Election of Directors):  The three current Class III directors who have been nominated by the Board of Directors will be elected to the Class III directorships by plurality vote. This means that the three nominees with the most votes cast in their favor will be elected to the Class III directorships. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. If you do not want to vote your shares for a nominee, you may indicate that in the space provided on the proxy card or the voting instruction card or withhold authority as prompted during telephone or Internet voting. In the unanticipated event that a director nominee is unable or declines to serve, the proxy will be voted for such other person as shall be designated by the Board of Directors to replace the nominee, or in lieu thereof, the Board may reduce the number of directors.

Proposal 2 (Ratification of Amended and Restated Certificate of Incorporation):  This proposal requires the affirmative vote of the holders of a majority of our outstanding Voting Common Stock. Abstentions and “broker non-votes” will have the effect of votes against the proposal.

Proposal 3 (Increase of Authorized Voting Common Stock and Non-Voting Common Stock):  This proposal requires (i) the affirmative vote of the holders of a majority of our outstanding Voting Common Stock, voting as a separate class, and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Voting Common Stock and Non-Voting Common Stock, voting together as a single class. Abstentions and “broker non-votes” will have the effect of votes against the proposal.

Proposal 4 (Ratification of appointment of Deloitte & Touche LLP):  This proposal requires the affirmative vote of the holders of a majority of the voting power of our outstanding Voting Common Stock present in person or represented by proxy at the Annual Meeting. Abstentions will have the effect of votes against the proposal. “Broker non-votes” will not have any effect on the adoption of the proposal.

Why is the Company’s Restated Certificate of Incorporation being amended and restated as described in Proposal 2?
In a lawsuit entitled In re: Loral Space and Communications Consolidated Litigation (described more fully in “Additional Information Concerning the Board of Directors of the Company — Legal Proceedings”), the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”) found that our sale of preferred stock to certain funds (the “MHR Funds”) affiliated with MHR Fund Management LLC (“MHR”) pursuant to a Securities Purchase Agreement dated October 17, 2006, as amended and restated on February 27, 2007 (as so amended and restated, the “Securities Purchase Agreement”) did not meet the entire fairness standard under Delaware law. As part of its remedy, the Delaware Chancery Court ordered (the “Implementing Order”) that the Securities Purchase Agreement be reformed to provide for the MHR Funds to have purchased 9,505,673 shares of Loral Non-Voting Common Stock in exchange for the net payment of $293,250,000 made by the MHR Funds to Loral on February 27, 2007 in connection with the Securities Purchase Agreement. Pursuant to the Implementing Order, to give effect to the reformation of the Securities Purchase Agreement, on December 23, 2008, we filed the Amended and Restated Certificate of Incorporation of the Company in the form set forth in Annex A. The Amended and Restated Certificate of Incorporation eliminated the series of preferred stock previously issued to the MHR Funds and created the Non-Voting Common Stock issued to the MHR Funds in lieu thereof.

Why is stockholder approval required to ratify the Amended and Restated Certificate of Incorporation if it has already been filed and deemed effective in accordance with the Implementing Order?
The Implementing Order required the Company to file, and, on December 23, 2008, the Company did file, the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. In addition, the Delaware Chancery Court ordered that the Company’s Board of Directors ratify the Amended and Restated Certificate of Incorporation and recommend it to our stockholders for ratification at the Annual Meeting. The Delaware Chancery Court also ordered all named and representative parties in the lawsuit to appear, in person or by proxy, and to vote all of their shares of Loral Voting Common Stock in favor of ratification of the Amended and Restated Certificate of Incorporation. The Delaware Chancery Court further ordered that, prior to the Annual Meeting, any transfer of Loral Voting Common Stock by a named or representative party to the litigation or any subsequent transferee may only be made subject to the transferee providing an irrevocable and unconditional proxy to the transferor to vote all such transferred Voting Common Stock in favor of the ratification of the Amended and Restated Certificate of Incorporation. As of their latest public filings, the named and representative parties and their transferees, if any, owned a majority of the outstanding Voting Common Stock, and, therefore, the Company believes that this proposal will be approved.

Why is the Company requesting an increase in its authorized Voting Common Stock as described in Proposal 3?
The Company believes it would benefit from the flexibility to issue additional shares of Voting Common Stock for possible use in connection with future financing or acquisition transactions without the expense or delay of seeking further approval from the stockholders. If Proposal 3 is adopted and additional shares are authorized, the Company will have greater flexibility to access the capital markets with an equity offering than it would have without such additional authorized shares. The proceeds of such an offering, if undertaken, would be used to further strengthen our balance sheet, given the ongoing difficult financial environment, and provide liquidity to fund various growth opportunities we may see across our business lines. The Company does not currently have any plans to issue any of the additional authorized shares of Voting Common Stock.

Why is the Company requesting an increase in its authorized Non-Voting Common Stock and elimination of the prohibition on issuance of nonvoting stock as described in Proposal 3?
The authorization of additional Non-Voting Common Stock and the elimination of the existing prohibition on issuance of nonvoting securities generally would, among other things, enable the Company to pursue various financing transactions, including equity offerings of shares to existing stockholders and/or third parties, and permit the holders of Non-Voting Common Stock (currently held by funds affiliated with MHR), who are entitled to be treated equally with the Voting Common Stock other than with respect to voting rights pursuant to the terms of our Amended and Restated Certificate of Incorporation, to participate in such equity offerings on a pro rata basis (such as in a rights offering transaction). The Company does not currently have any plans to issue any of the additional authorized shares of Non-Voting Common Stock.

How will voting on any other business be conducted?
We do not know of any business or proposals to be considered at the Annual Meeting other than those set forth in this Proxy Statement. If any other business is properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter in their sole discretion. In accordance with our Bylaws, no business (other than the election of the three current Class III directors who have been nominated by the Board of Directors and Proposals 2, 3 and 4) may be brought before the Annual Meeting unless such business is brought by or at the direction of the Board or a committee of the Board.

Who will count the votes?	Registrar & Transfer Company will act as the inspector of election and will tabulate the votes.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company has three classes of directors serving staggered three-year terms, with each class consisting of three directors. The terms of the Class I, II and III directors expire on the date of the Annual Meeting in 2010, 2011 and 2009, respectively.

At the Annual Meeting, stockholders will be asked to elect the three current Class III directors who have been nominated by the Board. Dr. Mark Rachesky and Messrs. Devabhaktuni and Goldstein, each of whom is a current Class III director, are the nominees to serve as Class III directors for a new three-year term. Two Class II director slots are currently vacant and will remain vacant after the meeting and until the Board either reduces its size or elects candidates to fill such vacancies. Each nominee will serve for a term of three years, and will remain in office until a qualified successor director has been elected, or until he resigns or is removed from the Board. Class III directors will be elected by plurality vote. The Board of Directors unanimously recommends a vote FOR the director nominees.

The following are brief biographical sketches of each of our directors and nominees:

Michael B. Targoff
Age:	64

Director Since:	November 2005

Class:	Class II

Business Experience:
Mr. Targoff has been Chief Executive Officer of Loral since March 1, 2006, President since January 8, 2008 and Vice Chairman of Loral since November 21, 2005. From 1998 to February 2006, Mr. Targoff was founder and principal of Michael B. Targoff & Co., a private investment company.

Other Directorships:
Chairman of the Board and member of the Audit Committee of Communication Power Industries; Director, Chairman of the Audit Committee and member of the Compensation Committee and nominating and Corporate Governance Committee of Leap Wireless International, Inc.; Director and Chairman of the Banking and Finance Committee and the Corporate Governance Committee of ViaSat, Inc.

Sai S. Devabhaktuni
Age:	37

Director Since:	November 2005

Class:	Class III

Business Experience:
Mr. Devabhaktuni is currently a managing principal of MHR, an investment manager of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments. Mr. Devabhaktuni has served MHR in various capacities since 1998.

Hal Goldstein
Age:	43

Director Since:	November 2005

Class:	Class III

Business Experience:	Mr. Goldstein is a co-founder of MHR and is currently a managing principal of MHR. Mr. Goldstein has served MHR in various capacities since 1996.

John D. Harkey, Jr.
Age:	48

Director Since:	November 2005

Class:	Class I

Business Experience:	Mr. Harkey has been Chairman and Chief Executive Officer of Consolidated Restaurant Companies, Inc. since 1998.

Other Directorships:
Director and Chairman of the Audit Committee of Energy Transfer Equity, L.P. and Emisphere Technologies, Inc.; Director and member of the Audit Committee and the Nominating and Corporate Governance Committee of Leap Wireless International, Inc.; Director and member of the Audit Committee and Corporate Governance Committee of Energy Transfer Partners, LLC.

Mark H. Rachesky, M.D.
Age:	50

Director Since:	November 2005

Class:	Class III

Business Experience:	Dr. Rachesky has been non-executive Chairman of the Board of Directors of Loral since March 1, 2006. Dr. Rachesky is a co-founder of MHR and has been its President since 1996.

Other Directorships:
Non-executive Chairman of the Board, Chairman of the Nominating and Corporate Governance Committee and member of the Compensation Committee of Leap Wireless International, Inc.; Director of NationsHealth Inc.; Director, Chairman of the Governance and Nominating Committee, member of the Compensation Committee and member of the Executive Committee of Emisphere Technologies, Inc.

Arthur L. Simon
Age:	77

Director Since:	November 2005

Class:	Class I

Business Experience:	Mr. Simon is an independent consultant. Before his retirement, Mr. Simon was a partner at Coopers & Lybrand L.L.P., Certified Public Accountants, from 1968 to 1994.

Other Directorships:	Director and member of the Audit and Governance Committees of L-3 Communications Corporation.

John P. Stenbit
Age:	68

Director Since:	June 2006

Class:	Class I

Business Experience:
Mr. Stenbit is a consultant for various government and commercial clients. From 2001 to his retirement in March 2004, he was Assistant Secretary of Defense of Networks and Information Integration/Department of Defense Chief Information Officer.

Other Directorships:
Director and member of the Nominating and Corporate Governance, Audit and Compensation Committees of Cogent, Inc.; Director and member of the Nominating and Corporate Governance and Compensation and Human Resources Committees of ViaSat, Inc.; Trustee of The Mitre Corp., a not-for-profit corporation, and member of the Defense Science Board, the Advisory Board of the National Security Agency, the Science Advisory Group of the US Strategic Command and the Naval Studies Board.

Additional Information Concerning the Board of Directors of the Company

During 2008, the Board of Directors held seven meetings and acted once by unanimous written consent. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of committees of the Board of which he was a member. We do not have a policy regarding directors’ attendance at annual meetings.

The Company is listed on the Nasdaq Stock Market and complies with the Nasdaq listing requirements regarding independent directors. Under Nasdaq’s Marketplace Rules, the definition of an “independent director” is a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that all of our directors, except for Mr. Targoff, are independent directors; independent directors, therefore, constitute a majority of our Board. Non-management directors meet in executive sessions without members of the Company’s management at the conclusion of regularly scheduled Board meetings.

Indemnification Agreements

As of the effective date of our plan of reorganization (November 21, 2005), we entered into Officers’ and Directors’ Indemnification Agreements (each, an “Indemnification Agreement”) with our officers. In addition, we entered into Indemnification Agreements with each of our directors as of the date such person became a director (each officer and director with an Indemnification Agreement, an “Indemnitee”). The Indemnification Agreement requires us to indemnify the Indemnitee if the Indemnitee is a party to or threatened to be made a party to or is otherwise involved in any Proceeding (as that term is used in the Indemnification Agreement), except with regard to any Proceeding by or in our right to procure a judgment in our favor, against all Expenses and Losses (as those terms are used in the Indemnification Agreement), including judgments, fines, penalties and amounts paid in settlement, subject to certain conditions, actually and reasonably incurred in connection with such Proceeding, if the Indemnitee acted in good faith for a purpose which he or she reasonably believed to be in or not opposed to our best interests. With regard to Proceedings by or in our right, the Indemnification Agreement provides similar terms of indemnification; no indemnification will be made, however, with respect to any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to us, unless a court determines that the Indemnitee is entitled to indemnification for such portion of the Expenses as the court deems proper, all as detailed further in the Indemnification Agreement. The Indemnification Agreement also requires us to indemnify an Indemnitee where the Indemnitee is successful, on the merits or otherwise, in the defense of any claim, issue or matter therein, as well as in other circumstances delineated in the Indemnification Agreement. The indemnification provided for by the Indemnification Agreement is subject to certain exclusions detailed therein. Our subsidiaries, Space Systems/Loral, Inc. (“SS/L”) and Loral Holdings Corporation both guarantee the due and punctual payment of all of our obligations under the Indemnification Agreements.

We have received requests for indemnification from our directors for any losses or costs they may incur as a result of certain shareholder lawsuits described below under “Legal Proceedings.”

Directors and Officers Liability Insurance

We have purchased insurance from various insurance companies against obligations we might incur as a result of our indemnification obligations of directors and officers for certain liabilities they might incur and insuring such directors and officers for additional liabilities against which they might not be indemnified by us. We have also procured coverage for our own liabilities in certain circumstances. Our cost for the annual insurance premium covering the period from November 21, 2008 to November 20, 2009 is $2,075,315.

Legal Proceedings

Our directors were named as defendants in certain stockholder lawsuits described below and in note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Delaware Shareholder Litigation

On or about May 14, 2007, the Delaware Chancery Court entered an order consolidating two civil actions previously commenced by certain stockholders of the Company against the Company, MHR, the MHR Funds and other entities affiliated with MHR (collectively, MHR, the MHR Funds and such other entities, the “MHR Entities”) and the individual members of the Company’s Board of Directors under the caption In re: Loral Space and Communications Inc. Consolidated Litigation. The litigation arose out of the Company’s sale of $300 million of preferred stock to the MHR Funds pursuant to the Securities Purchase Agreement. The plaintiffs alleged, among other things, that the sale was not fair to the Company and resulted from breach of fiduciary duties by Loral’s directors.

On September 19, 2008, the Delaware Chancery Court issued an opinion (the “Opinion”) finding that the sale of the preferred stock to the MHR Funds did not meet the entire fairness standard under Delaware law, and, on November 10, 2008, the Court entered its Implementing Order providing for a remedy. Pursuant to the Implementing Order, which became effective on December 22, 2008 upon entry of an order (the “Attorneys’ Fees Order”) resolving plaintiffs’ attorneys’ applications for attorneys’ fees and expenses discussed below, the Securities Purchase Agreement was reformed to provide for MHR to have purchased 9,505,673 shares of Loral Non-Voting Common Stock, which are in all respects identical to and treated equally with shares of Loral Voting Common Stock except for the absence of voting rights (other than as provided in Loral’s Amended and Restated Certificate of Incorporation or as provided by law), in exchange for the net payment of $293,250,000 made by the MHR Funds to Loral on February 27, 2007 in connection with the Securities Purchase Agreement. Pursuant to the Implementing Order, all other terms of the Securities Purchase Agreement are of no further force or effect. In the Implementing Order, the Delaware Chancery Court also entered final judgment in favor of director Stenbit and former director Olmstead and resolving all claims against the other directors on the basis set forth in its Opinion. The Delaware Chancery Court stated in its Opinion that, because the remedy being entered is one that can be effected as between the MHR Funds and Loral, it was not necessary to make findings about the extent to which the other individual director defendants would be subject to liability for breach of fiduciary duty, if at all.

Pursuant to the Implementing Order, on December 23, 2008, Loral filed an Amended and Restated Certificate of Incorporation providing that its 40,000,000 authorized shares of Common Stock be divided into two series, of which 30,494,327 shares are Voting Common Stock and 9,505,673 shares are Non-Voting Common Stock. The Amended and Restated Certificate of Incorporation provides that the Voting Common Stock and Non-Voting Common Stock are identical and treated equally in all respects, except for the absence of voting rights (other than as provided in the Amended and Restated Certificate of Incorporation or as provided by law). The Delaware Chancery Court also ordered that Loral’s Board of Directors ratify and recommend to stockholders that they ratify the Amended and Restated Certificate of Incorporation, that Loral include a proposal at its next scheduled annual meeting of stockholders to consider and vote upon the Amended and Restated Certificate of Incorporation and that the named and representative parties vote all of their shares in favor of ratification of the Amended and Restated Certificate of Incorporation. See Proposal 2 below. Prior to the stockholder meeting, any transfer of Voting Common Stock by a named or representative party to the litigation or any subsequent transferee may only be made subject to the transferee providing an irrevocable and unconditional proxy to the transferor to vote all such transferred Voting Common Stock in favor of the ratification of the Amended and Restated Certificate of Incorporation. Furthermore, the Delaware Chancery Court ordered that, upon request of the holders of a majority of the then outstanding shares of Non-Voting Common Stock, Loral shall apply for and use best efforts to obtain the listing of the Non-Voting Common Stock on a national securities exchange or automated quotation system as so requested by such holders and register the Non-Voting Common Stock under all applicable securities laws. Also, pursuant to the Implementing Order, on December 23, 2008, Loral and the MHR Funds entered into an Amended and Restated Registration Rights Agreement (the “New Registration Rights Agreement”). The New Registration Rights Agreement provides for registration rights for the shares of Non-Voting Common Stock, in addition and substantially similar to, the registration rights provided for the shares of Voting Common Stock held by the MHR Funds. In addition, in the New Registration Rights Agreement, Loral has agreed, subject to certain exceptions set forth therein, to file on or before June 1, 2009 a shelf registration statement covering shares of Voting Common Stock and Non-Voting Common Stock held by the MHR Funds.

The time for appeal with respect to the Opinion, the Implementing Order and the Attorneys’ Fees Order expired on January 21, 2009 without any of the plaintiffs or defendants in the litigation having filed any appeals. The Company has, however, filed an appeal with respect to the Court’s February 20, 2008 order granting certification of the class of Loral shareholders and with respect to the Attorneys’ Fee Order which awarded class counsel in the litigation fees and expenses in the amount of $10.6 million which Loral paid on December 31, 2008 (the “Class Counsel Award”). In addition, in January 2009, Loral paid counsel for the derivative plaintiffs in the litigation a total amount of $8.8 million for fees and expenses incurred in connection with the litigation (the “Derivative Fee Award” and, together with the Class Counsel Award, the “Fee Awards”).

New York Shareholder Litigation

On or about November 3, 2006, plaintiff Maxine Babus, derivatively on behalf of Loral Space & Communications Inc., filed a shareholder derivative complaint in the Supreme Court of the State of New York, County of New York, against all the members of the Loral Board of Directors and against Loral as a nominal defendant. On or about April 4, 2007, the plaintiff filed an amended shareholder class and derivative complaint against all members of the Loral Board of Directors, the MHR Entities and Loral as a nominal defendant. The litigation arose out of the Company’s sale of $300 million of preferred stock to the MHR Funds pursuant to the Securities Purchase Agreement. The plaintiff alleged, among other things, that the sale was not fair to the Company and resulted from breach of fiduciary duties by Loral’s directors. By order dated December 5, 2007, the court ordered that the Babus lawsuit be stayed pending final resolution of the Delaware shareholder litigation discussed above. The Company expects that, as a result of the decision in the Delaware shareholder litigation discussed above, the Babus case will be dismissed.

Insurance Coverage Litigation

The Company has directors and officers liability insurance coverage that provides the Company with coverage up to $40 million, but the insurers have denied coverage of the Fee Awards and, on or about December 19, 2008, commenced an action against the Company in the Supreme Court of the State of New York, County of New York, seeking a declaratory judgment declaring that (x) the applicable insurance policies do not provide coverage for the Fee Awards; (y) Loral breached the cooperation clause of the policies thereby relieving the insurers of any liability under the policies; and (z) in the alternative, to the extent that the court finds that Loral is entitled to coverage of the Fee Awards, coverage is available only for a small portion of the Derivative Fee Award. The Company believes that the Fee Awards are covered by and reimbursable under its insurance and, on February 27, 2009, the Company filed its answer and counterclaims in which it asserted its rights to coverage.

The Company has received requests for indemnification and advancement of expenses from its directors under their indemnification agreements with the Company for any losses or costs they may incur as a result of the In re: Loral Space and Communications Inc. Consolidated Litigation and Babus lawsuits. As of March 16, 2009, after giving effect to a $5.0 million deductible, the insurers have advanced approximately $9.0 million in defense costs for the Company’s directors who are not affiliated with MHR and have denied coverage for approximately $1.0 million in fees and expenses that the insurers assert are not covered (the “Denied Fees and Expenses”). The Company is disputing the insurers’ denial of the Denied Fees and Expenses and is seeking to recover such fees and expenses in the above-referenced insurance coverage litigation.

In addition, the Company has received a request for indemnification from its directors who are affiliated with MHR for defense costs in the amount, as of November 30, 2008, of approximately $18 million (the “MHR-Affiliated Director Indemnity Claim”). The Company has referred this request for indemnification to Mr. John Stenbit who has been appointed by the Board of Directors to act as an independent special committee of the Board with respect to determination of the amount of defense costs properly allocable to the MHR-affiliated directors in their capacity as Loral directors and for which they are entitled to indemnification. Since the special committee has not yet made any determinations with respect to its assignment, the Company cannot estimate how much, if any, of the $18 million claimed by the directors affiliated with MHR will be subject to indemnification. In addition, the insurers have taken the position that it appears that no coverage is available for the MHR-Affiliated Director Indemnity Claim and have reserved their rights with respect thereto. The Company does not agree with the insurers’ position and is seeking to recover from the insurers in the above-referenced insurance coverage litigation any fees and expenses that may properly be payable to the MHR-affiliated directors.

There can be no assurance that the Company’s positions regarding insurance coverage for the Fee Awards, the Denied Fees and Expenses or the MHR-Affiliated Director Indemnity Claim will prevail or, if it does prevail on one or more of its positions, that the coverage limit will be adequate to cover the Fee Awards, all defense costs for its directors (including any amounts properly payable to the MHR-affiliated directors) and the Denied Fees and Expenses.

Director Compensation

Board and Committee Compensation Structure

The Board of Directors has adopted a compensation structure for directors designed to achieve the following goals:

•	Compensation should fairly pay directors for work required for a company of Loral’s size and scope;

•	Compensation should align directors’ interests with the long-term interests of stockholders; and

•	Compensation structure should be simple, transparent and easy to understand.

The compensation structure that was adopted is as follows:

Board and Committee Compensation Structure

			Telephonic
			Meeting Fee
	Annual	In-Person	(over	Annual
	Fee(1)	Meeting Fee(2)	30 minutes)(3)	Stock Award(4)	Medical

Board of Directors	$25,000	$1,500	$1,000	2,000 Shares of Restricted Stock; 5,000 Shares of Restricted Stock for non-executive Chairman (vesting over two years)	Eligible for Loral Medical Plan at Company’s expense if not otherwise employed full-time

Executive Committee	No extra fees unless set on an ad hoc basis by Board of Directors

Audit Committee
Chairman	$15,000	$1,000	$500
Member	$5,000	$1,000	$500

Compensation Committee
Chairman	$5,000	$1,000	$500
Member	$2,000	$1,000	$500

Nominating Committee
Chairman	$5,000	$1,000	$500
Member	$2,000	$1,000	$500
_______________________________

(1)	Annual fees are payable to all directors, including Company employees.

(2)	In-person meeting fees are not paid to Company employees.

(3)
Telephonic meeting fees are not paid to Company employees. For meetings of less than 30 minutes in duration, per meeting fees may be paid if, in the discretion of the Chairman of the Board or Committee, as applicable, meaningful preparation was required in advance of the meeting.

(4)	The annual grant of restricted stock is not awarded to directors who are Company employees.

Directors Compensation for Fiscal 2008

For fiscal year 2008, Loral provided the compensation set forth in the table below to its directors.

On May 20, 2008, the Board of Directors approved grants of 15,000 shares of restricted stock to our non-executive directors as a group as compensation for services rendered during 2008 (5,000 shares to Dr. Rachesky and 2,000 shares to each of Messrs. Devabhaktuni, Goldstein, Harkey, Simon and Stenbit).

2008 Director Compensation

	Fees
	Earned
	or Paid		Stock
Name	in Cash(1)		Awards(2)	Total

Mark H. Rachesky, M.D.	$34,500		$192,393	$226,893

Michael B. Targoff(3)	$25,000			$25,000

Sai Devabhaktuni	$28,500		$76,957	$105,457

Hal Goldstein	$31,500		$76,957	$108,457

John D. Harkey, Jr.	$73,000	(4)	$76,957	$149,957

Arthur L. Simon	$94,000	(4)	$76,957	$170,957

John P. Stenbit	$79,500	(5)	$76,957	$156,457
_______________________________

(1)	The column reports the amount of cash compensation for Board and Committee service paid in 2008 or earned with respect to meetings held or service performed in 2008 and paid in 2009.

(2)
The amounts in the “Stock Awards” column represent the amounts expensed by us in 2008 relating to restricted stock grants to our directors under our Amended and Restated 2005 Stock Incentive Plan for service in 2006, 2007 and 2008 based on grant date fair values for our common stock of $46.65 per share (for grants relating to 2006 and 2007) and $19.70 per share (for the grant relating to 2008) which were the average of the high and low trading prices of our common stock on the grant dates. In October 2005, we adopted Statement of Financial Accounting Standards No. 123(R),Share-Based Payment (SFAS No. 123(R)), which requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value under SFAS No. 123(R) of the equity instrument at the time of grant. The compensation expense is recognized over the vesting period. The aggregate grant date fair values for the 2008 awards were as follows:  $98,500 for Dr. Rachesky and $39,400 for each of Messrs. Devabhaktuni, Goldstein, Harkey, Simon and Stenbit. The assumptions used to determine the valuation of the awards are discussed in note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. As of December 31, 2008, Dr. Rachesky held 7,500 shares of restricted stock, each of Messrs. Devabhaktuni, Goldstein, Harkey, Simon and Stenbit held 3,000 shares of restricted stock, and Mr. Targoff did not hold any shares of restricted stock.

(3)
Does not include compensation paid to Mr. Targoff in his capacity as Chief Executive Officer and President, which compensation is described in “Executive Compensation — Compensation Tables — Summary Compensation Table.” Does not include a grant of restricted stock units awarded to Mr. Targoff in March 2009. See “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-term Incentive Compensation.”

(4)
Includes $28,000 and $43,000 of per diem fees received in 2008 by Mr. Harkey and Mr. Simon, respectively, for time spent in 2008 in connection with litigation relating to their service on a special committee of the Board that negotiated the Securities Purchase Agreement. See “Additional Information Concerning the Board of Directors of the Company — Legal Proceedings.” Does not include $34,000 and $35,000 received in 2008 by Mr. Harkey and Mr. Simon, respectively, with respect to service in 2007 on the special committee, which amounts were reflected in the Director Compensation table for 2007.

(5)
Includes $39,000 of fees received in 2009 by Mr. Stenbit for service in 2008 on a special committee of the Board formed to investigate and decide on behalf of the Company, whether, to the extent the Company became obligated to pay plaintiffs’ attorneys’ fees (either pursuant to a court award against the Company or pursuant to a court approved settlement with plaintiffs’ attorneys) in the Delaware shareholder litigation (see “Additional Information Concerning the Board of Directors of the Company — Legal Proceedings”), the Company can and should bring a claim against MHR to recover such fees.  See “Certain Relationships and Related Transactions.”

Committees of the Board of Directors

The Company’s standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee. The charters of the Audit Committee, the Compensation Committee and the Nominating Committee are available on the Investor Relations — Corporate Governance section of our website at www.loral.com. These documents are also available upon written request to: Investor Relations, Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016. The Executive Committee does not have a charter. Information concerning these committees is set out below.

Audit Committee

Members:	Arthur L. Simon (Chairman), John D. Harkey, Jr., John P. Stenbit
Number of Meetings in 2008:	9

The Board of Directors has determined that all of the members of the Audit Committee meet the independence and experience requirements of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market. Moreover, the Board of Directors has determined that one of the Committee’s members, Mr. Simon, qualifies as an “audit committee financial expert” as defined by the SEC. The Board of Directors has also determined, as required by the Audit Committee charter, that Mr. Harkey’s service on the audit committee of more than three public companies does not impair his ability to effectively serve as a member of our Audit Committee.

The Audit Committee is generally responsible for, among other things, (i) the appointment, termination and compensation of the Company’s independent registered public accounting firm and oversight of their services; (ii) approval of any non-audit services to be performed by the independent registered public accounting firm and related compensation; (iii) reviewing the scope of the audit proposed for the current year and its results; (iv) reviewing the adequacy of our disclosure and accounting and financial controls; (v) reviewing the annual and quarterly financial statements and related disclosures with management and the independent registered public accounting firm; (vi) monitoring the Company’s and the independent registered public accounting firm’s annual performance under the requirements of Sarbanes Oxley Act Section 404; and (vii) reviewing the internal audit function and findings from completed internal audits.

Compensation Committee

Members:	Mark H. Rachesky, M.D. (Chairman), John D. Harkey, Jr.
Number of Meetings in 2008:	2

Our Compensation Committee has primary responsibility for overseeing our executive compensation program, including compensation of our named executive officers listed in the compensation tables that follow. Our Compensation Committee is composed of independent directors, as determined by Nasdaq listing standards. The Committee’s responsibilities are set forth in its charter. In order to fulfill its responsibilities pertaining to executive and director compensation, the Committee:

•	Reviews and recommends to the Board the compensation of officers and other senior executives of the Company;

•	Proposes the adoption, amendment and termination of compensation plans and programs and oversees the administration of these plans and programs;

•	Reviews, approves and recommends to the Board the form and amount of all stock incentive awards provided to eligible executives pursuant to our Amended and Restated 2005 Stock Incentive Plan; and

•	Reviews and recommends to the Board the form and amount of compensation paid to the Company’s directors.

Our Compensation Committee has the authority to retain a consulting firm to assist it in the evaluation of compensation for our officers and has the authority to approve the consultant’s fees and other retention terms. In 2008, the Committee retained Hewitt Associates as its executive compensation consultant. In selecting this consultant, the Committee considered the reputation and experience of the consultant as well as its independence. During the course of the year, Hewitt has assisted the Compensation Committee by offering market perspectives on annual pay and performance reviews and compensation programs currently in place at the Company and providing design recommendations for the Company’s long-term incentive program.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a present or former officer of, or employed by, the Company or its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity the executive officers of which entity serve either on the Company’s Board of Directors or Compensation Committee. Dr. Rachesky is a co-founder and President of MHR, affiliated funds of which have engaged in transactions with the Company. See “Certain Relationships and Related Transactions — MHR Fund Management LLC.”

Executive Committee

Members:	Michael B. Targoff (Chairman), Mark H. Rachesky, M.D.
Number of Meetings in 2008:	None

The Executive Committee performs such duties as are from time to time determined and assigned to it by the Board of Directors.

Nominating Committee

Members:	John D. Harkey, Jr. (Chairman), Hal Goldstein
Number of Meetings in 2008:	None

The Nominating Committee assists the Board of Directors in (i) identifying individuals qualified to become members of the Board (consistent with criteria approved by the Board) and (ii) selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders. The Nominating Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. Under its charter, the Nominating Committee seeks director nominees who have demonstrated exceptional ability and judgment. Nominees will be chosen with the primary goal of ensuring that the entire Board collectively serves the interests of the stockholders. Due consideration will be given to assessing the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Nominating Committee will also assess the contributions of the Company’s incumbent directors in connection with their potential re-nomination. In identifying and recommending director nominees, the Nominating Committee members may take into account such factors as they determine appropriate, including any recommendations made by the Chief Executive Officer and stockholders of the Company. The Nominating Committee will review all candidates in the same manner, regardless of the source of the recommendation. Individuals recommended by stockholders for nomination as a director will be considered in accordance with the procedures described under “Other Matters — Stockholder Proposals for 2010.”

PROPOSAL #2 — RATIFICATION OF THE COMPANY’S
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

At the Annual Meeting, stockholders will act upon a proposal to ratify the Company’s Amended and Restated Certificate of Incorporation in the form attached hereto as Annex A. The Amended and Restated Certificate of Incorporation was accepted for filing on December 23, 2008 by the Secretary of State of the State of Delaware pursuant to the Implementing Order, but the Delaware Chancery Court has ordered that we also submit it for ratification by the stockholders at the Annual Meeting.

Background

On or about May 14, 2007, the Delaware Chancery Court entered an order consolidating two civil actions previously commenced by certain stockholders of the Company against the Company, the MHR Entities and the individual members of the Company’s Board of Directors under the caption In re: Loral Space and Communications Inc. Consolidated Litigation. The litigation arose out of the Company’s sale of $300 million of preferred stock to the MHR Funds pursuant to the Securities Purchase Agreement. The plaintiffs alleged, among other things, that the sale was not fair to the Company and resulted from breach of fiduciary duties by Loral’s directors.

On September 19, 2008, the Delaware Chancery Court issued its Opinion finding that the sale of the preferred stock to the MHR Funds did not meet the entire fairness standard under Delaware law, and, on November 10, 2008, the Delaware Chancery Court entered its Implementing Order providing for a remedy. Pursuant to the Implementing Order, which became effective on December 22, 2008 upon entry of the Attorneys’ Fees Order, the Securities Purchase Agreement was reformed to provide for MHR to have purchased 9,505,673 shares of Loral Non-Voting Common Stock, which are in all respects identical to and treated equally with shares of Loral Voting Common Stock except for the absence of voting rights (other than as provided in Loral’s Amended and Restated Certificate of Incorporation or as provided by law), in exchange for the net payment of $293,250,000 made by the MHR Funds to Loral on February 27, 2007 in connection with the Securities Purchase Agreement. Pursuant to the Implementing Order, all other terms of the Securities Purchase Agreement are of no further force or effect. For further information about this litigation, see, “Additional Information Concerning the Board of Directors of the Company — Legal Proceedings.”

Pursuant to the Implementing Order, to give effect to the reformation of the Securities Purchase Agreement, on December 23, 2008, we filed the Amended and Restated Certificate of Incorporation of the Company in the form set forth in Annex A. The Amended and Restated Certificate of Incorporation eliminated the series of preferred stock previously issued to the MHR Funds and created the Non-Voting Common Stock issued to the MHR Funds in lieu thereof.

Ratification of the Amended and Restated Certificate of Incorporation

The Delaware Chancery Court also ordered that the Company’s Board of Directors ratify the Amended and Restated Certificate of Incorporation and recommend it to our stockholders for ratification at the Annual Meeting. The Delaware Chancery Court ordered all named and representative parties in the lawsuit to appear, in person or by proxy, and to vote all of their shares of Loral Voting Common Stock in favor of ratification of the Amended and Restated Certificate of Incorporation.  The Delaware Chancery Court further ordered that, prior to the Annual Meeting, any transfer of Loral Voting Common Stock by a named or representative party to the litigation or any subsequent transferee may only be made subject to the transferee providing an irrevocable and unconditional proxy to the transferor to vote all such transferred Voting Common Stock in favor of the ratification of the Amended and Restated Certificate of Incorporation.

According to their latest beneficial ownership reports filed with the SEC, the stockholder parties to the litigation owned a majority of the Voting Common Stock, and, therefore, the Company believes that Proposal 2 will be approved. Specifically, (x) the MHR Funds reported owning, as of March 20, 2009, 8,132,350 shares of Voting Common Stock, constituting 40.1% of our outstanding Voting Common Stock; (y) BlackRock, Inc., a plaintiff in the litigation, reported owning, as of February 10, 2009, 1,378,502 shares of Voting Common, constituting 6.8% of our outstanding Voting Common Stock; and (z) entities affiliated with Highland Capital Management, L.P. and James Dondero, plaintiffs in the litigation, reported owning, as of February 5, 2008, 1,584,574 shares of Voting Stock, constituting 7.8% of our outstanding Voting Common Stock.

As noted above, the Amended and Restated Certificate of Incorporation authorizes the issuance of 30,494,327 shares of Voting Common Stock and 9,505,673 shares of Non-Voting Common Stock.  Under the Amended and Restated Certificate of Incorporation:

•
Each share of Voting Common Stock and each share of Non-Voting Common Stock shall be identical and treated equally in all respects, except that the Non-Voting Common Stock shall not have voting rights except as set forth in Article IV(a)(iv) of the Amended and Restated Certificate of Incorporation and as otherwise provided by law.

•
Except as otherwise provided in the Amended and Restated Certificate of Incorporation or by law, each holder of Voting Common Stock is entitled to one vote in respect of each share of Voting Common Stock held of record on all matters submitted to a vote of stockholders.

•
Article IV(a)(iv) of the Amended and Restated Certificate of Incorporation provides that Article IV(a) of the Amended and Restated Certificate of Incorporation, which provides for, among other things, the equal treatment of the Non-Voting Common Stock with the Voting Common Stock, shall not be amended, altered or repealed without the affirmative vote of holders of a majority of the outstanding shares of the Non-Voting Common Stock, voting as a separate class.

The Amended and Restated Certificate of Incorporation also eliminates each series of preferred stock that was authorized for issuance prior to the effectiveness of the Amended and Restated Certificate of Incorporation. The description of the Amended and Restated Certificate of Incorporation set forth in this proxy statement is qualified in its entirety by reference to the terms of Annex A. The Board of Directors has unanimously adopted and declared advisable, and recommends for stockholders approval and ratification, the Amended and Restated Certificate of Incorporation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR PROPOSAL #2.

PROPOSAL #3 — AMENDMENT TO THE AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE
AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF
VOTING COMMON STOCK FROM 30,494,327 TO 50,000,000 AND AN
INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF NON-
VOTING COMMON STOCK FROM 9,505,673 TO 20,000,000 AND TO
REMOVE THE PROHIBITION ON THE ISSUANCE OF NONVOTING
EQUITY SECURITIES

Proposed Amendment

The Company’s Amended and Restated Certificate of Incorporation currently authorizes the issuance of (i) 40,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), consisting of (a) 30,494,327 shares of voting common stock (the “Voting Common Stock”), and (b) 9,505,673 shares of non-voting common stock (the “Non-Voting Common Stock”), and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). As of April 2, 2009, the record date for voting, there were 20,281,579 shares of Voting Common Stock outstanding and all of the authorized shares of Non-Voting Common Stock were outstanding. The Board of Directors has unanimously adopted and declared advisable, and recommends for stockholder approval, an amendment to Article IV of the Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of Common Stock from 40,000,000 to 70,000,000 by increasing (a) the number of shares of Voting Common Stock from 30,494,327 to 50,000,000, and (b) the number of shares of Non-Voting Common Stock from 9,505,673 to 20,000,000, and (ii) eliminate the prohibition on the issuance of nonvoting equity securities.

If this amendment to the Amended and Restated Certificate of Incorporation is adopted, section (c) of Article IV of the Amended and Restated Certificate of Incorporation (which is set forth in its entirety in Annex A hereto) will be deleted in its entirety, and the first sentence of Article IV of the Amended and Restated Certificate of Incorporation would be amended to read as follows:

“The total authorized capital stock of the Corporation shall be EIGHTY MILLION (80,000,000) shares consisting of two classes:  (i) SEVENTY MILLION (70,000,000) shares of Common Stock, $0.01 par value per share divided into two series, of which 50,000,000 shares shall be Voting Common Stock and 20,000,000 shares shall be Non-Voting Common Stock (the Voting Common Stock and Non-Voting Common Stock shall be collectively referred to herein as “Common Stock”), and (ii) TEN MILLION (10,000,000) shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

Effect of Amendment and Reasons for the Proposal

As of March 20, 2009, 20,281,579 shares of Voting Common Stock and 9,505,673 shares of Non-Voting Common Stock were outstanding. After taking into account 2,690,873 shares reserved for issuance under our Amended and Restated 2005 Stock Incentive Plan, the Company has, as of March 20, 2009, 7,521,875 shares of Voting Common Stock and no shares of Non-Voting Common Stock authorized and available for issuance. If this Proposal 3 is approved, the number of shares of Voting Common Stock authorized and available for issuance will be increased by an additional 19,505,673 shares of Voting Common Stock and the number of shares of Non-Voting Common Stock authorized and available for issuance will be increased by 10,494,327 shares of Non-Voting Common Stock. After giving effect to these increases, if approved, the Company will have authorized and available for future issuance a total of 27,027,548 shares of Voting Common Stock and 10,494,327 shares of Non-Voting Common Stock. The additional authorized shares of Voting Common Stock will become part of the existing class of the Voting Common Stock, and when issued, will have the same rights and privileges as the shares of the Voting Common Stock now outstanding. The additional authorized shares of Non-Voting Common Stock will become part of the existing class of the Non-Voting Common Stock, and when issued, will have the same rights and privileges as the shares of the Non-Voting Common Stock now outstanding.

The Board of Directors believes that the Company would benefit from the flexibility to issue additional shares of Voting Common Stock for possible use in connection with future financing or acquisition transactions without the expense or delay of seeking further approval from the stockholders. If Proposal 3 is adopted and additional shares are authorized, the Company will have greater flexibility to access the capital markets with an equity offering than it would have without such additional authorized shares. The proceeds of such an offering, if undertaken, would be used to further strengthen our balance sheet, given the ongoing difficult financial environment, and provide liquidity to fund various growth opportunities we may see across our business lines. The Company does not currently have any plans to issue any of the additional authorized shares of Voting Common Stock.

The authorization of additional Non-Voting Common Stock and the elimination of the existing prohibition on issuance of nonvoting securities generally would, among other things, enable the Company to pursue various financing transactions, including equity offerings of shares to existing stockholders and/or third parties, and permit the holders of Non-Voting Common Stock (currently held by funds affiliated with MHR), who are entitled to be treated equally with the Voting Common Stock other than with respect to voting rights pursuant to the terms of our Amended and Restated Certificate of Incorporation, to participate in such equity offerings on a pro rata basis (such as in a rights offering transaction). The Company does not currently have any plans to issue any of the additional authorized shares of Non-Voting Common Stock.

General

The proposed increase in the authorized number of shares of Voting Common Stock and Non-Voting Common Stock could have a number of effects on the Company’s stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares.

The Company’s stockholders do not generally have preemptive rights with respect to future issuances of additional shares of stock, which means that current stockholders do not have a prior right to purchase any new issue of stock of the Company in order to maintain their proportionate ownership interest. As a result, the issuance of a significant amount of additional authorized stock (other than as the result of a stock split or other pro rata distribution to stockholders) could result in a significant dilution of the beneficial ownership interests of each stockholder who is not issued additional shares of stock. As additional shares are issued, the shares owned by the Company’s existing stockholders will represent a smaller percentage ownership interest in the Company. In addition, the issuance of additional shares of the Company’s stock could result in a decrease in the trading price of the Company’s stock, depending on the price at which such shares are issued.

The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult.  For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of holders of shares of Voting Common Stock seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company’s management would have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of holders of shares of Voting Common Stock seeking to cause such removal. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this Proposal 3 is not being presented with the intent that it be utilized as a type of anti-takeover device.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR PROPOSAL #3.

PROPOSAL #4 — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders will act upon a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company. If the stockholders, by the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on this proposal, do not ratify the selection of Deloitte & Touche LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Background

The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009. Deloitte & Touche LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries and that it has had, during the last three years, no connection with the Company or any of its subsidiaries other than as our independent registered public accounting firm and certain other activities as described below.

In accordance with its charter, the Audit Committee has established pre-approval policies with respect to annual audit, other audit and audit related services and certain permitted non-audit services to be provided by our independent registered public accounting firm and related fees. The Audit Committee has pre-approved detailed, specific services.  Fees related to the annual audits of our consolidated financial statements, including the Section 404 attestation, are specifically approved by the Audit Committee on an annual basis. All fees for pre-approved other audit and audit related services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the annual audit fee. All fees for pre-approved permitted non-audit services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the fees for audit and audit related services as reported in our most recently filed proxy statement with the SEC. The Audit Committee also pre-approves any proposed engagement to provide permitted services not included in the approved list of audit and permitted non-audit services and for fees in excess of amounts previously pre-approved. The Audit Committee chairman or another designated committee member may approve these services and related fees and expenses on behalf of the Audit Committee and report such to the Audit Committee at the next regularly scheduled meeting.

Financial Statements and Reports

The financial statements of the Company for the year ended December 31, 2008 and the reports of the independent registered public accounting firm will be presented at the Annual Meeting. Deloitte & Touche LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

Services

During 2007 and 2008, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”) provided services consisting of the audit of the annual consolidated financial statements and internal controls over financial reporting of the Company, review of the quarterly financial statements of the Company, stand-alone audits of subsidiaries, foreign statutory reports, accounting consultations and consents and other services related to SEC filings and registration statements filed by the Company and its subsidiaries and other pertinent matters. Deloitte also provided other permitted services to the Company in 2007 and 2008 consisting primarily of tax consultation and related services.

Audit Fees

The aggregate fees billed or expected to be billed by Deloitte for professional services rendered for the audit of the Company’s annual consolidated financial statements and internal controls over financial reporting for the fiscal years ended 2007 and 2008, for the reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2007 and 2008 fiscal years, for stand-alone and statutory audits of our subsidiaries and for accounting research and consultation related to the audits and reviews totaled approximately $4,448,300 for 2007 and $3,478,900 for 2008. These fees were approved by the Audit Committee. These fees for 2007 exclude $1,814,100 that pertained to the Telesat transaction and were paid by us and reimbursed to us by Telesat or paid directly by Telesat.1

Audit-Related Fees

The aggregate fees billed by Deloitte for audit-related services for the fiscal years ended 2007 and 2008 were $99,700 and $29,000, respectively. These fees related to research and consultation on various filings with the SEC, acquisition related due diligence reviews and the Telesat financing and were approved by the Audit Committee. These fees for 2007 exclude $1,221,000 that pertained to the Telesat transaction and were paid by us and reimbursed to us by Telesat or paid directly by Telesat.

Tax Fees

The aggregate fees billed by Deloitte for tax-related services for the fiscal years ended 2007 and 2008 were $598,700 and $1,928,300, respectively. These fees related to tax consultation, preparation of federal and state tax returns and related services and were approved by the Audit Committee.

All Other Fees

The aggregate fees billed or expected to be billed by Deloitte for services rendered to the Company, other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the fiscal years ended 2007 and 2008 totaled approximately $45,200 and $0, respectively. These fees for 2007 related to consulting on internal control matters and were approved by the Audit Committee.

In its approval of these non-audit services, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Deloitte’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2009.

1 On October 31, 2007, Loral and its Canadian partner, Public Sector Pension Investment Board (“PSP”), through Telesat Holdings Inc. (“Telesat Holdings”), a newly-formed joint venture, completed the acquisition of Telesat Canada (“Telesat”) from BCE Inc. In connection with this acquisition, Loral transferred on that same date substantially all of the assets and related liabilities of its Loral Skynet subsidiary to Telesat. Loral holds a 64% economic interest and a 33⅓% voting interest in Telesat Holdings, the ultimate parent company of the resulting new entity. In this Proxy Statement, we refer to Telesat Canada as “Telesat” and to the acquisition of Telesat and the related transfer of Loral Skynet to Telesat as the “Telesat Canada transaction.”

REPORT OF THE AUDIT COMMITTEE

The Directors who serve on the Audit Committee are all “independent” for purposes of Nasdaq listing standards and applicable SEC rules and regulations. Among its functions, the Audit Committee reviews the financial reporting process of the Company on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the financial reporting process. The independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States of America and on the effectiveness, in all material respects, of internal control over financial reporting, based on criteria established in “Internal Control – An Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have reviewed and discussed with management the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2008, and management’s assessment of, and the independent audit of, the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008.

For 2008, the Audit Committee operated under a written charter adopted by the Board of Directors which is available on the Company’s website at www.loral.com. All of the responsibilities enumerated in such charter were fulfilled for the year ended December 31, 2008.

We have reviewed and discussed with management and the independent registered public accounting firm, Deloitte & Touche LLP, the Company’s financial statements as of and for the year ended December 31, 2008.

We have discussed with the independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by the Sarbanes-Oxley Act of 2002 and PCAOB Interim Standard, Communication with Audit Committees, as amended, Rule 2-07, Communication with the Audit Committee, of Regulation S-X of the SEC and PCAOB Auditing Standard No. 5.

We have received and reviewed the written disclosures from Deloitte & Touche LLP, required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence,” and have discussed with the independent registered public accounting firm the firm’s independence.

Based on the activities referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The Audit Committee

Arthur L. Simon, Chairman
John D. Harkey, Jr.
John P. Stenbit

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis explains the Company’s executive compensation program as it relates to the following named executive officers.

Name	Title

Michael B. Targoff	Vice Chairman of the Board of Directors, Chief Executive Officer and President
C. Patrick DeWitt	Senior Vice President and Chief Executive Officer of Space Systems/Loral, Inc.
Richard P. Mastoloni	Senior Vice President — Finance and Treasurer
Harvey B. Rein	Senior Vice President and Chief Financial Officer
Avi Katz	Senior Vice President, General Counsel and Secretary

Objectives and Philosophy

Our executive compensation program is established and administered by our Compensation Committee (the “Committee”) and is designed to (i) attract and retain high quality named executive officers, who are critical to our long-term success and (ii) reward our named executive officers for achieving our short-term business and long-term strategic goals. The Committee determines target total direct compensation levels for our named executive officers based on several factors, including:

•	Each executive officer’s role and responsibilities;

•	The total compensation of executives who perform similar duties at other companies;

•	The total compensation for the executive officer during the prior fiscal year;

•	How the executive officer may contribute to our future success; and

•	Other circumstances as appropriate.

“Total direct compensation” is comprised of base salary, annual bonus compensation (identified in the Summary Compensation Table below under both the Non-Equity Incentive Plan Compensation and Bonus columns) and long-term incentive compensation in the form of equity awards. Each of these elements of total direct compensation is discussed in more detail below.

The Committee’s goal is to design a compensation program that rewards our named executive officers for performance in relationship to achievement of corporate and personal performance goals. The Committee also seeks to set compensation for the named executive officers at levels that are competitive in our industry which is highly specialized, which is generally comprised of firms that are significantly larger in size than we are and for which the supply of qualified and talented executives is limited. For these reasons and due to an extended period of time during which we were unable to provide meaningful long-term incentives to our named executive officers resulting from our bankruptcy reorganization, short-term compensation (base salary and annual bonus compensation) for our named executive officers falls within or near the 75th percentile for comparable positions at our peers if target levels for the performance measures are achieved. In the future, with respect to newly hired executives, total direct compensation levels for our named executive officers will be designed and are expected to fall generally between the 50th and 75th percentile for comparable positions at our peer companies if target levels for the performance measures are achieved.

In evaluating compensation for our named executive officers, the Committee considers each element of total direct compensation, as well as benefits and potential compensation payable to executive officers in the event of termination. These benefits and compensation include retirement benefits, deferred compensation account balances and potential benefits which may be payable upon termination from the Company. The nature of this other compensation is different from total direct compensation because it involves, in the case of retirement benefits and deferred compensation account balances, compensation payable only in the future, and, in the case of deferred compensation account balances and termination benefits, compensation which is contingent upon the possible occurrence of future events. When making pay decisions, the Committee does not consider each element of compensation in isolation; rather, the Committee considers the overall compensation package for each named executive officer with a view to ensuring that it is balanced to achieve the objectives noted above.

The Role of Peer Groups, Surveys and Market Analysis

The Committee regularly reviews a market analysis assessing the competitiveness of the compensation for our named executive officers as compared to a group of peer companies to ascertain whether the Company is paying its named executive officers in accordance with the Company’s stated compensation philosophy (as discussed under “Objectives and Philosophy” above). Because such an assessment was done in 2007, the Committee did not undertake a full assessment of executive pay for 2008. Rather, for 2008, the Committee retained a consultant, Hewitt Associates (“Hewitt”), to prepare an analysis of pay and long-term incentive compensation for only our CEO. Since compensation of our CEO is governed by his employment agreement, the purpose of the market analysis was to gauge the relative appropriateness of his compensation as set forth in his agreement relative to current market business conditions. Upon review of this analysis, the Committee determined that the compensation set forth in Mr. Targoff’s employment agreement was in line with the Committee’s compensation philosophy and current market conditions, and no changes were made to his employment agreement regarding salary or bonus.

The Committee has asked Hewitt to do a full assessment of pay and long-term incentive compensation for our senior executives, including the named executive officers, in 2009.

Elements of Compensation

Total Direct Compensation — Cash and Stock Incentives

Our total direct compensation consists of three components:

•	Base salary;

•	Cash performance-based annual bonus; and

•	Equity incentive awards.

Base Salary

We provide a base salary for services rendered by our named executive officers throughout the year to give them resources upon which to live and to provide a portion of compensation which is assured in order to help provide them with a certain level of financial security. When determining base salary, we may consider a number of factors, to the extent they are relevant to any named executive officer in any year, including market data, prior salary, job responsibilities and changes in job responsibilities, achievement of specified Company goals, individual experience, demonstrated leadership, performance potential, Company performance and retention considerations. These factors are not weighed or ranked in any particular way.

For 2008, Mr. Targoff’s base salary was established by his employment agreement (see “Employment Agreements” below). Mr. DeWitt’s salary was increased by 5.9% in April 2008, and Messrs. Mastoloni, Rein and Katz, whose base salaries were previously established by employment agreements which expired on November 21, 2007, received increases in base salary effective January 2008 of 12.1%, 11.2% and 8.0%, respectively. These increases were approved by the Committee for a number of reasons. Mr. DeWitt’s salary, which had previously been increased in April 2007, was adjusted to reflect an ordinary course cost of living adjustment as well as to recognize his outstanding leadership of SS/L. Salaries for Messrs. Mastoloni, Rein and Katz, who had not received any increases in salary since April 2005, were increased in part as ordinary course cost of living adjustments and in part to bring their salaries into line with current market conditions for their positions. In addition, the salary increase for Mr. Rein recognizes his promotion in 2008 from Controller to Chief Financial Officer.

Annual Bonus Compensation

We provide annual cash bonus incentives for our named executive officers under our Management Incentive Bonus or MIB program to motivate and reward our named executive officers for achieving annual, short-term corporate goals. Each named executive officer has a target bonus opportunity, which is payable upon the achievement of certain performance goals at the target level. The table below sets forth the target bonus opportunity for each named executive officer.

Name	Target Bonus Opportunity (as a % of salary)

Michael B. Targoff	125%
C. Patrick DeWitt	60%
Richard P. Mastoloni	45%
Harvey B. Rein	45%
Avi Katz	45%

The target bonus opportunity for Mr. Targoff is set by his employment agreement (see “Employment Agreements” below). In 2008, the target bonus opportunity for Mr. DeWitt increased from 50% to 60% and for each of Messrs. Mastoloni and Rein from 34% to 45% and for Mr. Katz from 40% to 45%. Mr. DeWitt’s target bonus opportunity was increased in recognition of his outstanding leadership of SS/L, and target bonus opportunities for Messrs. Mastoloni, Rein and Katz were increased to bring their bonus opportunities into line with current market conditions for their positions.

Our named executive officers may earn more or less than their target bonus opportunities if actual performance was within certain ranges above or below the targeted performance. Specifically, in 2008, the program provided the named executive officers with the opportunity to earn up to 130% of their target percentage for performance at the highest performance level of each component and 70% of their target percentage for performance at the minimum level of performance for each component, below which level no bonus could be earned. Thus, for each named executive officer, the bonus amount paid could increase or decrease proportionately in accordance with performance against our performance measures. For example, in the case of the CEO, performance at the highest levels of each component would mean that he could earn up to 162.5% of his base salary as a bonus, and performance at the lowest levels of each component would mean that he could earn 87.5% of his base salary as a bonus.

Our 2008 MIB program structure is described below and was similar to the structure used during 2007. New factors were introduced, however, in 2008, and the weighting of the factors was changed from that used in 2007. These changes were made to more closely align a named executive officer’s annual bonus with the factors over which he had direct responsibility and control, while continuing to motivate executives to drive short-term corporate goals and shareholder value. For example, 50% of Mr. Targoff’s bonus opportunity was tied to Telesat performance because a significant portion of Mr. Targoff’s time is devoted to his service on Telesat’s board of directors, to consultations with senior management at Telesat and to overseeing Loral’s rights under the Shareholders’ Agreement with PSP, its Canadian partner in Telesat; 25% of Mr. DeWitt’s bonus opportunity was tied to SS/L Adjusted EBITDA because Mr. DeWitt is responsible for the performance of the Company’s SS/L subsidiary; and 25% of the bonus opportunity for each of Messrs. Mastoloni, Rein and Katz was tied to defined individual objectives set for them in 2008 over which they had direct responsibility and control.

All named executive officers, except for Mr. DeWitt, were eligible for bonuses under the Corporate 2008 MIB Plan. Mr. DeWitt was eligible under the SS/L 2008 MIB Plan.

Mr. Targoff

In 2008, the Corporate MIB Plan for Mr. Targoff measured executive performance based on the following metrics as explained more fully below:

Metric	Weighting
Corporate MIB EBITDA Formula	12.5%
SS/L Three-Prong Performance Formula	37.5%
• Contract performance of satellite programs booked prior to January 1, 2008 (12.5%)
• Forecasted contribution from 2008 new business (15.0%)
• 2008 spending (10.0%)
Telesat EBITDA Formula	50.0%

Mr. DeWitt

The SS/L MIB Plan for 2008 for Mr. DeWitt measured executive performance based on the following metrics as explained more fully below:

Metric	Weighting
SS/L MIB EBITDA Formula	25%
SS/L Three-Prong Performance Formula	75%
• Contract performance of satellite programs booked prior to January 1, 2008 (25.0%)
• Forecasted contribution from 2008 new business (30.0%)
• 2008 spending (20.0%)

Messrs. Mastoloni, Rein and Katz

The Corporate MIB Plan for 2008 for Messrs. Mastoloni, Rein and Katz measured executive performance based on the following metrics as explained more fully below:

Metric	Weighting
Corporate MIB EBITDA Formula	18.75%
SS/L Three-Prong Performance Formula	56.25%
• Contract performance of satellite programs booked prior to January 1, 2008 (18.75%)
• Forecasted contribution from 2008 new business (22.5%)
• 2008 spending (15.0%)
Individual Objectives	25.0%

EBITDA Formulas

In evaluating our financial performance, we use “Adjusted EBITDA” as a measure of our profit or loss. For a full discussion of how we calculate Adjusted EBITDA, please see Note 15 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

Corporate MIB EBITDA Formula. As stated above, 12.5% of Mr. Targoff’s MIB opportunity and 18.75% of the MIB opportunity for Messrs. Mastoloni, Rein and Katz was based on a Corporate MIB Formula. This formula is based on consolidated Adjusted EBITDA, which means that we first measure Adjusted EBITDA on a consolidated basis, including both SS/L and corporate Adjusted EBITDA. Then, we further adjust our consolidated Adjusted EBITDA to exclude the effect of unusual and non-recurring charges and non-operating charges. In 2008, in addition to exclusions related to SS/L Adjusted EBITDA discussed below, these exclusions included principally the reversal of deferred compensation expense and a one-time recovery on a claim related to the bankruptcy of a Loral Skynet customer, partially offset by extraordinary legal fees and expenses related to tax refunds. In this discussion, we refer to our reported consolidated Adjusted EBITDA as further adjusted for these exclusions, as “Corporate MIB EBITDA.” In 2008, management provided the Committee and the Board with a matrix of Corporate MIB EBITDA values defining five different performance levels — achievement of 70%, 85%, 100%, 115% and 130% of plan. The Corporate MIB EBITDA goals were as follows:

Corporate MIB EBITDA Target	(dollars, in millions)

70% of Plan	13.9
85% of Plan	16.9
100% of Plan	19.9
115% of Plan	22.9
130% of Plan	25.9

In setting Corporate MIB EBITDA targets for the MIB program, the Committee reviewed the budgets developed by our management and approved by our Board. The Committee used the budgeted numbers as the “target” due to the rigor and tactical planning involved in their development, the importance of achieving these goals as part of our longer term strategic plan and the acceptance of management’s commitments by the Board. The Committee and the Board believed that achieving this budget would represent a fair target for management when considering internal and external challenges expected to affect us in 2008. These challenges included the global economic environment, the extremely competitive nature of the satellite manufacturing industry, as well as improving SS/L’s operating metrics, including performance of technically difficult programs. The “threshold” Corporate MIB EBITDA metric was set 30% below the “target” amount. This amount was considered minimally acceptable, but likely achievable given the factors discussed above. The “outstanding” Corporate MIB EBITDA metric was set 30% higher than the “target” amount. This level was considered to be a significant stretch above budget and would be quite difficult to achieve given the challenges faced by management.

Telesat EBITDA Formula. As stated above, 50% of Mr. Targoff’s MIB opportunity was based on Telesat performance. For these purposes, management provided the Committee and the Board with a matrix of Telesat EBITDA values defining five different performance levels — achievement of 95%, 97.5%, 100%, 102.5% and 105% of Telesat’s plan. The Telesat EBITDA goals were as follows:

Telesat EBITDA Target	(CAD, in millions)

95% of Plan	392.4
97.5% of Plan	402.8
100% of Plan	413.1
102.5% of Plan	423.4
105% of Plan	433.8

SS/L EBITDA Formula. As stated above, 25% of Mr. DeWitt’s MIB opportunity was based on SS/L Adjusted EBITDA. This formula is based on SS/L Adjusted EBITDA, which means that we first measure Adjusted EBITDA for SS/L on a stand-alone basis. Then, we further adjust SS/L’s Adjusted EBITDA to exclude the effect of unusual and non-recurring charges and non-operating charges. In 2008, these exclusions included principally a foreign currency exchange loss on a contract for a foreign customer and a one-time contract adjustment that was not in SS/L’s plan, partially offset by the reversal of deferred compensation expense. In this discussion, we refer to SS/L’s reported Adjusted EBITDA as further adjusted for these exclusions as “SS/L MIB EBITDA.” In 2008, management provided the Committee and the Board with a matrix of SS/L MIB EBITDA values defining five different performance levels — achievement of 70%, 85%, 100%, 115% and 130% of SS/L’s plan. The SS/L EBITDA goals were as follows:

SS/L MIB EBITDA Target	(dollars, in millions)

70% of Plan	29.4
85% of Plan	35.7
100% of Plan	42.0
115% of Plan	48.3
130% of Plan	54.6

SS/L Three-Prong Performance Formula. The three-prong formula for determining MIB achievement at SS/L, our manufacturing subsidiary, was comprised of three components as follows:

•
Contract performance of satellite programs booked prior to January 1, 2008. This component measures SS/L’s success in meeting its cost and schedule targets. This is measured by the change during the year in estimated program revenues at completion less estimated program direct costs at completion (“contribution”) on those programs that were in backlog at the beginning of the year. Maintenance of the estimated contribution for the year would achieve the target, while an increase or decrease in contribution by the end of the year would reflect increased or decreased economic value generated by contract performance during the year.

•
Forecasted contribution from 2008 New Business. This component measures the amount of expected contribution over the period of performance from new satellite awards won during the year. This component was designed to motivate SS/L to maximize the expected economic value of new awards during the year.

•
2008 Spending. This component measures how well SS/L manages its indirect spending during the year. Actual expenses for 2008 for indirect costs (including depreciation) and other costs not specifically charged to contracts are measured against budgeted expenses. This component was designed to motivate SS/L to offset contract performance or sales volume issues by reducing spending.

Each of the goals in the SS/L three-prong performance formula was set to challenge and motivate the executives, while making achievement of target levels of performance possible. The Company believes that the actual dollar targets of the components of the three-prong SS/L performance formula are proprietary and confidential and that disclosure of such targets would be competitively harmful to the Company. Target goals were set with the objective of making it just as likely for SS/L’s executives to achieve those goals as it would be for them to miss the goals.

In addition to the three-prong performance formula, for SS/L personnel, including Mr. DeWitt, there were qualitative factors that could increase bonuses. SS/L executives could increase their bonuses by up to 20% of their targets based on SS/L performance on cash flow, capital spending and resolution of Sarbanes Oxley issues.

Individual Objectives. As stated above, 25% of the MIB opportunity for each of Messrs. Mastoloni, Rein and Katz was based on individual performance objectives that were assigned to them by the Committee for 2008.

Objectives for Mr. Mastoloni were to:
•	manage the Company’s Treasury group to reach its objectives and support Treasury initiatives relating to cash management and risk exposure;
•	lead the obtaining of commitments for and closing of SS/L bank financing;
•	oversee and manage investor relations and interface with institutional investors and transition selected responsibilities to SS/L;
•	execute and develop other financing, investment, acquisition or strategic opportunities as needed or at the direction of the CEO;
•	monitor pension plan asset performance through participation in investment committee; and
•	manage institutional relationships.

Objectives for Mr. Rein were to:
•	remediate material weakness in tax accounting and disclosure;
•	support SS/L’s bank financing;
•	ensure a smooth transition as a result of restructuring efforts; and
•	provide leadership and oversight of the Company's financial function.

Objectives for Mr. Katz were to:
•	ensure timely (by SEC due dates) and accurate filing of all SEC reports under control of the legal department and other SEC support as required;
•	effectively manage all litigation;
•	provide legal support as required for SS/L and joint venture businesses and Company transactions; and
•	manage and oversee corporate governance functions.

Actual Results. After the end of the year, in order to determine the amount to be paid to named executive officers under the MIB programs, the Committee compared actual performance against target for each goal as described above.

In 2008, the Company achieved Corporate MIB EBITDA of $31.9 million, resulting in achievement of the Corporate MIB EBITDA goal at the maximum 130% level; Telesat achieved Telesat EBITDA of CAD $439.0 million, resulting in achievement of the Telesat EBITDA target at the maximum 105% level; and SS/L achieved SS/L MIB EBITDA of $47.3 million, resulting in achievement of 112.6% of the SS/L MIB EBITDA target. With respect to the three-prong SS/L performance formula, SS/L achieved the maximum 130% of the contract performance component, 97.3% of the contribution from new business component and 100.9% of the 2008 spending component. With respect to individual objectives for Mr. Mastoloni, the Committee awarded him 130% of his target because of his outstanding performance in fully, effectively and timely achieving his objectives and as a result of his leadership in successfully obtaining a $100 million credit facility for SS/L in a difficult economic environment. With respect to individual objectives for Messrs. Rein and Katz, the Committee awarded them 110% of their targets because of their outstanding performance in fully, effectively and timely achieving their objectives as well as achieving other tasks and assignments beyond their objectives. Taking into account these achievement levels and the relative weighting of each component, plus, in the case of Mr. DeWitt, an increase of 10% of his target bonus based on qualitative factors (such factors related to achievement by SS/L of actual cash flow and capital expenditures in 2008 better than budget and achievement of goals related to Sarbanes Oxley compliance), resulted in bonus payments for Messrs. Targoff, DeWitt, Mastoloni, Rein and Katz at an aggregate of 121.7%, 118.7%, 117.5%, 112.5% and 112.5% of their targets, respectively.

Long-term Incentive Compensation

We also provide long-term incentive compensation to our named executive officers through our Amended and Restated 2005 Stock Incentive Plan. We believe that equity-based awards help to align the financial interests of our named executive officers with those of our stockholders by providing our named executive officers with an additional equity stake in the Company. Equity-based awards also reward our named executive officers for increasing stockholder value.

Our Stock Incentive Plan allows us to grant a variety of stock-based awards, including stock options, restricted stock, restricted stock units, performance shares and performance units. These types of awards measure Company performance over a longer period of time than the other methods of compensation.

In the past, we have primarily relied on stock options as the long-term incentive compensation vehicle for our named executive officers. With respect to future equity awards, however, our current intention is to rely more heavily on awards in the form of shares of restricted stock or restricted stock units payable, at our option in cash or stock. This change is being made to continue to align the interests of officers with the long-term interests of the Company, while reducing the dilutive effect these awards have on our stockholders. Equity-based awards previously granted have typically vested and become exercisable, and future equity-based awards will generally vest and become exercisable, over a period of years and are or will be subject to forfeiture upon termination of employment unless vested. These long-term vesting schedules provide continued motivation and reward our named executive officers in line with our stockholders over the vesting period. Moreover, we believe that making periodic equity-based awards with overlapping vesting periods will continue to provide incentive and motivation over the longer term. We also believe that equity-based awards continue to provide long-term stockholder value beyond the vesting dates because of the continued upside financial potential for executives. Because of the multiple-year vesting schedules, we also regard our equity-based award program as a significant factor in retaining our named executive officers. In addition to time-based vesting, vesting of all or a portion of future grants may also be tied to certain defined performance or stock price goals which will further align the interests of our officers with the interests of stockholders.

In general, when granting equity-based awards, we take into account the following subjective and objective factors:

•	The level of responsibility of each named executive officer;

•	The contributions to our financial results of each named executive officer;

•	Retention considerations; and

•	Practices of companies in our peer group.

Prior to making a grant, we also consider our stock price, the volatility of the stock price and potential dilution.

The process by which the Committee evaluates, considers and approves equity-based awards is generally as follows. The Committee determines the nature and value of various equity-based awards by first looking both at market conditions and at the estimated value of the proposed awards to develop ranges of awards for personnel at various levels (including both executive officers and other employees). After developing the potential range of awards, the Committee seeks recommendations from management as to the value of the awards to be granted to specific individuals. The Committee then reviews the recommendations, considers the total recommended grant size as compared to outstanding shares and expected dilution and makes the final grant decision. Although we currently expect that future equity-based awards are more likely to be in the form of shares of restricted stock or restricted stock units, if stock options or stock appreciation rights are the selected form of award, the Committee will use the Black-Scholes pricing model (a formula widely used to value exchange-traded options and determine the present value of the executive option award) to determine the value of the awards and for comparison to equity-based compensation for executives in our peer group. In addition to considering awards for executive officers and employees that are tied to Loral stock, the Committee is also considering developing equity-based awards that would be tied to the equity value of SS/L.

The Committee did not grant any equity-based incentive awards during 2008 but did, in March 2009, approve grants of restricted stock units for Messrs. Targoff and DeWitt with respect to 2008. These grants to Messrs. Targoff and DeWitt are in keeping with our general philosophy regarding long-term incentive compensation and were designed to align the financial interests of Messrs. Targoff and DeWitt with those of our stockholders and provide incentive to them to increase stockholder value. The Committee is also evaluating and intends to approve equity-based grants for Messrs. Targoff and DeWitt with respect to 2009 and for the other named executive officers and other employees with respect to 2008 and 2009 in the spring of 2009.

The following describes the terms and conditions of the restricted stock units granted to Messrs. Targoff and DeWitt. Each restricted stock unit generally provides the recipient with the right to receive one share of Loral Voting Common Stock or cash equal to one share of such stock, at the option of the Company, on the settlement date.

Mr. Targoff was awarded 85,000 restricted stock units (the “Initial Grant”) on March 5, 2009. In addition, the Company agreed to grant to Mr. Targoff 50,000 restricted stock units on the first anniversary of the grant date and another 40,000 restricted stock units on the second anniversary of the grant date (the “Subsequent Grants”). Vesting of the Initial Grant requires the satisfaction of two conditions:  a time-based vesting condition and a stock price vesting condition. No vesting of the Initial Grant will occur unless both vesting conditions are satisfied. Because both the time-based vesting condition and the stock-price vesting condition must be satisfied for the Initial Grant to vest, to the extent that one vesting condition is satisfied prior to the satisfaction of the other vesting condition, vesting will be delayed until the date that both vesting conditions are satisfied. Vesting of the Subsequent Grants is subject only to the stock-price vesting condition. The time-based vesting condition for the Initial Grant will be satisfied upon Mr. Targoff’s continued employment through March 5, 2010, the first anniversary of the grant date. The stock price vesting condition, which applies to both the Initial Grant and the Subsequent Grants, will be satisfied only when the average closing price of our stock over a period of 20 consecutive trading days is at or above $25 during the period commencing on the grant date and ending on March 31, 2013. The time-based vesting condition of the Initial Grant and the Company’s obligation to make the Subsequent Grants are subject to full or partial acceleration upon Mr. Targoff’s death, disability, termination of employment without cause or resignation for good reason or upon a change of control of Loral. Vested restricted stock units, if any, will be settled, and cash or stock will be distributed to Mr. Targoff or his beneficiary, on the earliest to occur of (w) March 31, 2013; (x) Mr. Targoff’s death or disability; (y) Mr. Targoff’s separation from service; and (z) a change of control of Loral.

Mr. DeWitt was awarded 25,000 restricted stock units on March 5, 2009 with the following vesting schedule:  66.67% of Mr. DeWitt’s restricted stock units vest on March 5, 2010, and 4.16% of his restricted stock units vest over each of the next eight quarters on the second Monday of each June, September, December and March, through March 12, 2012, provided Mr. DeWitt remains employed on each vesting date. Vesting is subject to full or partial acceleration upon Mr. DeWitt’s death, disability or termination of employment without cause, or upon a change of control of Loral or SS/L. Vested restricted stock units will be settled, and cash or stock will be distributed to Mr. DeWitt, on the earliest to occur of (w) March 12, 2012; (x) Mr. DeWitt’s death or disability; (y) Mr. DeWitt’s separation from service; and (z) a change of control of Loral or SS/L.

To date, all option grants have had an exercise price equal to the fair market value of our common stock on the grant date. We do not grant equity-based awards in anticipation of the release of material nonpublic information, nor do we time the release of material nonpublic information to coincide with our equity-based award grant dates. We have not yet adopted a fixed policy or practice with regard to the timing of equity-based award grants but may consider doing so in the future. We do not have a specific policy regarding ownership of Company stock by our named executive officers. Our policy on insider trading and confidentiality generally restricts executive officers from engaging in short-term or speculative transactions involving our stock, including short sales and publicly traded options.

Other Benefits and Perquisites

Our named executive officers receive other benefits also available to other salaried employees. For example, we provide our named executive officers and other U.S. salaried employees with health insurance, life insurance, vacation pay and sick pay. Also, in order to compete effectively in attracting and retaining qualified named executive officers, we provide them with universal life insurance policies in various amounts beyond that provided for other employees and with a program to reimburse medical and dental expenses not otherwise covered by our insurance program up to a maximum of $4,000 per year. We do not provide our named executive officers with automobiles, aircraft for personal use, personal living accommodations, club memberships or reimbursement of “social expenses” except to the extent that they are specifically, directly and exclusively used to conduct Company business. Other than the additional life insurance and executive medical reimbursement, the Committee has determined that there generally should be no perquisites or similar benefits for named executive officers which are not consistent with those available to other salaried employees.

Nonqualified Deferred Compensation

In December 2005, in connection with our emergence from bankruptcy, pursuant to our plan of reorganization, we entered into deferred compensation arrangements for certain key employees, including our named executive officers. These deferred compensation awards were calculated by multiplying $9.441 by the number of shares of common stock underlying the stock options granted to these key employees. To the extent our stock price declines below $28.441, the corresponding portion of the deferred compensation accounts also declines accordingly. The value of the vested portion of the deferred compensation account becomes locked (i.e. no longer subject to fluctuation based on our stock price) upon exercise of the related stock options or, if payout upon termination of employment is delayed in order to comply with Section 409A of the Internal Revenue Code, upon termination of employment. As of December 31, 2008, Messrs. Targoff, Mastoloni, Rein and Katz have vested in their accounts in full and Mr. DeWitt is 75% vested, with the remaining 25% scheduled to vest on November 21, 2009, subject to earlier vesting upon a change in control or certain specified sale events as defined in our Amended and Restated 2005 Stock Incentive Plan or termination of employment. As of December 31, 2008, because our stock price was below $19, there was no value in any of the accounts of our named executive officers (except for Mr. DeWitt’s account which had a fixed value of $177,019 plus interest as a result of option exercises in 2007). Deferred amounts, if any, become payable on the earlier of the recipient’s termination of employment, a change in control of the Company or seven years from the date of grant.

Retirement Benefits

Retirement benefits are intended both to recognize long-term service with us and to keep our overall pay packages for our named executive officers and employees comparable to that of our peer group so that we can attract and retain high quality executive officers and employees and compete effectively with our peer companies. The Company maintains two types of retirement plans covering its executive officers:  a defined benefit pension plan and a defined contribution savings plan. Pension and savings benefits are provided through both “qualified” and “non-qualified” plans. The non-qualified plans, also known as Supplemental Executive Retirement Plans (“SERPs”), are designed to “restore” the benefit levels that may be limited by IRS regulations.

Our qualified pension plan covers all named executive officers and other employees hired prior to July 1, 2006 who work 25 hours or more per week. In 2006, the Company changed the qualified pension plan, which for all named executive officers other than Mr. DeWitt previously had been administered on a non-contributory basis, to require certain contributions by participants thereby having the effect of sharing the cost of providing pension benefits with the named executive officers. Employees hired on or after July 1, 2006 are not eligible to participate in the qualified pension plan. All current named executive officers were hired prior to July 1, 2006 and, therefore, participate in the qualified pension plan.

Our qualified savings plan benefits all named executive officers and other employees working at least 25 hours or more per week. Named executive officers and other employees who make contributions to the savings plan receive matching contributions from the Company of up to 6% of a participant’s eligible base salary at a rate of 66⅔%. For employees not eligible to participate in the qualified pension plan, the Company makes a “retirement contribution” to this plan, regardless of any employee contributions. The matching contributions and the retirement contributions are collectively known as company contributions.

The qualified pension and savings plans are subject to the Internal Revenue Code’s limits on covered compensation and benefits payable. Named executive officers and other employees who earn in excess of applicable IRS limits, also participate in either the pension SERP or the savings SERP. Non-qualified excess benefits and supplemental retirement plans under ERISA, provided by these SERPs restore the benefits that would be payable to participants under the qualified pension and savings plans except for the limitations imposed on qualified plans under the Internal Revenue Code.

Under the pension SERP, each participant will receive the difference, if any, between the full amount of retirement income due under the pension plan formula without application of the IRS limitations and the amount of retirement income payable to the participant under the pension plan formula when applicable Internal Revenue Code limitations are applied. All of our named executive officers are eligible to receive benefits from the pension SERP. The pension SERP was adopted on April 23, 1996.

Under the savings SERP, each participant will receive the difference if any, between the full amount of company contributions due under the savings plan without application of the IRS limitations and the amount of company contributions payable to the participant under the savings plan when applicable Internal Revenue Code limitations are applied. None of our named executive officers are eligible for the savings SERP. The savings SERP was adopted on July 1, 2006.

Employment Agreements

CEO — Michael B. Targoff

On March 1, 2006, Michael Targoff became our Chief Executive Officer. On March 28, 2006, we entered into an employment agreement with Mr. Targoff, which will expire on December 31, 2010. Prior to becoming our Chief Executive Officer, Mr. Targoff was Vice Chairman of our Board. We believed it was important and desirable to enter into an employment agreement with Mr. Targoff, which includes severance arrangements, in order to induce him to assume the position of Chief Executive Officer and to assure him of a degree of certainty relating to his employment situation and thereby secure his dedication notwithstanding any concern he might have regarding his continued employment prior to or following termination or a change in control.

Mr. Targoff’s employment agreement was amended and restated on December 17, 2008 primarily in order to bring it into documentary compliance with Section 409A of the Internal Revenue Code (“Section 409A”) before December 31, 2008 as required by the IRS.

Under his employment agreement, Mr. Targoff is entitled to receive an annual base salary of $950,000, which is subject to annual review by our Board. The employment agreement also provides that Mr. Targoff will participate in our Management Incentive Bonus Program, with a target annual bonus of one hundred twenty-five percent (125%) of his base salary.

Pursuant to his employment agreement, Mr. Targoff was granted in March 2006 five year options to purchase 825,000 shares of our common stock with a per-share exercise price equal to $26.915, the fair market value of one share of our common stock on the date of grant. This grant was to serve as Mr. Targoff’s equity awards for 2006 and 2007 and was subject to the approval by our stockholders of our Amended and Restated 2005 Stock Incentive Plan which was obtained on May 22, 2007 at our 2007 annual meeting of stockholders. As of March 28, 2009, Mr. Targoff is fully vested in these options.

Mr. Targoff is also entitled under his employment agreement to participate in all Company benefit plans, including our Stock Incentive Plan, available to our other executive officers. Mr. Targoff’s participation is on the same basis as other executive officers of the Company.

Upon Mr. Targoff’s termination of employment on account of death or permanent disability during the contract term, or if his employment is terminated by Loral without “cause” or Mr. Targoff resigns for “good reason” (as such terms are defined in his employment agreement), Mr. Targoff will be entitled to a severance payment described below and to accelerated vesting of a portion (in the case of death or disability) or all (in the case of termination by Loral without “cause” or resignation for “good reason”) of his options. These arrangements are described more fully below under “Compensation Tables — Potential Change in Control and other Post Employment Payments.”

During the term of Mr. Targoff’s employment with Loral and for a twelve-month period (or twenty-four (24) months in the case of termination following a change in control of Loral) following a termination of employment, Mr. Targoff is restricted from (i) engaging in competitive activities, (ii) directly or indirectly soliciting current and certain former employees of Loral or any of its affiliates and (iii) knowingly soliciting, directly or indirectly, any customers or suppliers within the twelve-month period prior to such termination of employment to terminate or diminish their relationship with Loral or any of its affiliates. In addition, Mr. Targoff may not disclose confidential information of Loral.

Mr. Targoff’s employment agreement also provides that if any provision of the agreement (or of any award of compensation, including equity compensation or benefits) would cause him to incur any additional tax or interest under Section 409A, the Company will, after consulting with him, reform such provision to comply with Section 409A, but only if, after consultation, such provision can be reformed to so comply, provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Mr. Targoff of the applicable provision without violating the provisions of Section 409A. In addition, we agreed to indemnify Mr. Targoff, on an after tax basis, for any additional tax (including interest and penalties with respect thereto) that may be imposed on him by Section 409A as a result of the options being granted subject to the approval by our stockholders of our Amended and Restated 2005 Stock Incentive Plan.

Mr. Targoff’s employment agreement also provides for the reimbursement of his attorney’s fees in connection with the negotiation of the employment agreement and a tax gross-up payment to cover his taxes for any such reimbursement.

Loral Holdings Corporation and SS/L guarantee the payment and performance of Loral’s obligations under the employment contract with Mr. Targoff.

Other Named Executive Officers

None of the named executive officers other than Mr. Targoff currently have employment agreements with the Company. Prior employment agreements with these officers expired on November 21, 2007.

Role of Executive Officers in Pay Decisions

Upon the request of the Committee, certain of our employees will compile and organize information, arrange and attend meetings and provide support for the Committee’s work. We expect that Mr. Targoff, our Chief Executive Officer and President, will also make compensation recommendations for the other named executive officers for the Committee to consider. No named executive officer, including Mr. Targoff, however, will make recommendations for Mr. Targoff’s compensation. Ultimately, all compensation changes for the named executive officers must receive Committee approval.

Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits our corporate tax deduction for compensation paid to our named executive officers that is not “performance based” to $1 million annually per executive officer. Option awards under our Amended and Restated 2005 Stock Incentive Plan are designed so that awards granted to the covered individuals meet Section 162(m) requirements for performance-based compensation, and thus, these awards should not be counted toward the $1 million limitation on tax deductions for a named executive officer’s compensation in any fiscal year. Our MIB program, however, is not designed to meet the Section 162(m) requirements. Accordingly, for 2008, compensation in the amount of $1,449,447 payable to Mr. Targoff will not be deductible. In addition to the MIB program, there may be other instances, in which the Committee determines that it cannot structure compensation to meet Section 162(m) requirements. In those instances, the Committee may elect to structure elements of compensation (such as certain qualitative factors in annual bonuses) to accomplish business objectives that it believes are in our best interests and those of our stockholders, even though doing so may reduce the amount of our tax deduction for such compensation.

Other provisions of the Internal Revenue Code also can affect the decisions which the Committee makes. Under Section 4999 of the Internal Revenue Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times annual compensation, determined by a five year average. Under Section 280G of the Internal Revenue Code, a company also loses its tax deduction for these “excess” payments. The employment agreement with our CEO provides that all severance benefits under that agreement that result from a change-in-control will be “grossed up,” if necessary, so that we reimburse him for these tax consequences. Although this gross-up provision and loss of deductibility increase the severance expense to us, the Committee believed it was important that the effects of this tax code provision not negate the protections which we intend to provide to our CEO in the event of a change in control. The Committee also believed it was necessary to provide this benefit to our CEO in order to encourage him to take the position of CEO in March 2006 when we were negotiating the terms of his employment with us.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the above “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and included in this Proxy Statement.

The Compensation Committee

Mark H. Rachesky, M.D., Chairman
John D. Harkey, Jr.

Compensation Tables

Summary Compensation Table

						Change in
						Pension
						Value and
						Non-Qualified
					Non-Equity	Deferred
				Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary(2)	Bonus(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total(8)
Position	Year	($)	($)	($)	($)	($)	($)	($)

Michael B. Targoff	2008	$957,308		$3,947,100	$1,445,188	$428,000	$(699,573)	$6,078,023
Vice Chairman of	2007	$953,654		$14,967,042	$1,142,375	$300,000	$586,063	$17,949,134
the Board, Chief Executive Officer and President	2006	$796,538		$181,923	$1,286,458	$29,000	$363,791	$2,657,710

C. Patrick DeWitt	2008	$474,686		$127,875	$338,000	$196,000	$(360,006)	$776,555
Senior Vice	2007	$401,140	$45,000	$127,875	$192,296	$101,000	$190,578	$1,057,889
President and Chief.	2006	$428,300		$127,574	$257,000	$194,000	$189,721	$1,196,595
Executive Officer of Space Systems/Loral, Inc.

Richard P. Mastoloni(1)	2008	$488,731		$60,539	$256,389	$45,000	$(274,876)	$575,783
Senior Vice President of	2007	$434,304	$300,000	$136,400	$141,508	$13,000	$207,579	$1,232,791
Finance and Treasurer

Harvey B. Rein(1)	2008	$478,654		$75,674	$240,415	$125,000	$(344,956)	$574,787
Senior Vice President and	2007	$428,875	$150,000	$170,500	$139,739	$32,000	$258,213	$1,179,327
Chief Financial Officer

Avi Katz	2008	$476,731		$75,674	$239,450	$62,000	$(344,441)	$509,414
Senior Vice	2007	$439,733	$125,000	$170,500	$168,561	$23,000	$258,678	$1,185,472
President, General Counsel	2006	$416,145		$85,049	$262,829	$34,000	$139,542	$937,565
and Secretary

Richard J. Townsend	2008	$8,846				$58,000	$2,335,916	$2,402,762
Former Executive Vice	2007	$577,212		$917,696	$384,992	$92,000	$607,545	$2,579,445
President and Chief	2006	$714,295		$144,583	$520,260	$121,000	$227,628	$1,727,766
Financial Officer (employment ended January 4, 2008)

(1)	Messrs. Mastoloni and Rein were not named executive officers for 2006 and, therefore, we have not included their 2006 compensation information.

(2)	2006 base salary for Mr. Targoff represents 10 months of service. Mr. Targoff became Chief Executive Officer effective March 1, 2006.

Mr.DeWitt’s full-time base salary rate increased from $502,020 to $519,590 effective April 2007 and to $550,020 effective April 2008. In 2006, Mr. DeWitt requested, and the Company agreed, that he be granted flexibility to work up to approximately 30% of his time outside the office in consideration for a reduction in compensation commensurate with the reduced amount of time worked in the office. Accordingly, the “Salary” column for Mr. DeWitt reflects the actual base salary earned by him in 2006, 2007 and 2008.

(3)
Special discretionary bonuses were awarded to Messrs. Mastoloni, Rein and Katz in 2007 in recognition of their performance in connection with the Telesat transaction. In addition, Mr. DeWitt was awarded a special discretionary bonus in 2007 in recognition of his efforts to greatly reduce the amount of capital spending necessary in connection with SS/L’s facility expansion and his involvement in certain strategic initiatives, principally related to broadening SS/L’s customer base.

(4)
The “Option Awards” column represents the amounts expensed by us in 2008, 2007 and 2006 relating to outstanding stock option awards under our Amended and Restated 2005 Stock Incentive Plan. See “Outstanding Equity Awards at Fiscal Year-End” table regarding all outstanding awards. In October 2005, we adopted Statement of Financial Accounting Standards No. 123(R),Share-Based Payment (SFAS No. 123(R)), which requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value under SFAS No. 123(R) of the equity instrument at the time of grant. The compensation expense is recognized over the vesting period. The assumptions used to determine the valuation of the awards are discussed in note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008. In addition to amounts expensed by us relating to ordinary time-based vesting, for 2007, the amounts shown in the “Option Awards” column also reflect amounts expensed by us due to (w) in the case of all named executive officers (other than Mr. DeWitt), accelerated vesting pursuant to our Amended and Restated 2005 Stock Incentive Plan of one-third of the then outstanding options held by them upon consummation of the Telesat transaction on October 31, 2007; (x) in the case of Mr. Townsend, accelerated vesting of all unvested options upon the end of his employment on January 4, 2008; (y) in the case of Mr. Targoff, the effect of the delay between the grant date of his 2006 options of March 28, 2006 and the date such option grant became effective of May 22, 2007 resulting in recognition of expense based on the value of our stock on the effective date which was higher than on the grant date and catch-up vesting to the effective date of 37.5% of the options granted; and (z) in the case of Mr. Townsend, the effect of the delay between the grant date of his 2006 options of June 14, 2006 and the date such option grant became effective of May 22, 2007 resulting in recognition of expense based on the value of our stock on the effective date which was higher than on the grant date and catch-up vesting to the effective date of 25% of the options granted.

(5)
Amounts shown represent the annual incentive bonuses earned under our Management Incentive Bonus Plan. See “Compensation Discussion and Analysis — Elements of Compensation — Annual Bonus Compensation” for further discussion regarding these bonuses.

(6)
For 2008, represents the increase in the actuarial present value of pension benefits between fiscal year-end 2007 and fiscal year-end 2008 (except for Mr. Townsend for whom the amount in 2008 represents the increase in the actuarial present value of pension benefits between fiscal year-end 2007 and October 1, 2008, the date of his actual retirement). For 2007, represents the increase in the actuarial present value of pension benefits between fiscal year-end 2006 and fiscal year-end 2007. For 2006, represents the increase in the actuarial present value of pension benefits between fiscal year-end 2005 and fiscal year-end 2006. See the “Pension Benefits” table below for further discussion regarding our pension plans.

(7)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table above.

All Other Compensation

		Value of	Company	Medical
		Insurance	Matching	Executive	Deferred
		Premiums	401(k)	Reimbursement	Compensation
Name	Year	Paid	Contributions	Expense	Expense	Other	Total

Michael B. Targoff	2008	$25,105	$9,200	$4,932	$(785,656)	$46,846	$(699,573)
	2007	$17,755	$9,000	$4,932	$504,867	$49,509	$586,063
	2006	$34,901	$7,920	$4,932	$252,332	$63,706	$363,791

C. Patrick DeWitt	2008		$8,984	$4,932	$(373,922)		$(360,006)
	2007		$8,627	$4,932	$177,019		$190,578
	2006		$7,841	$4,932	$176,948		$189,721

Richard P. Mastoloni	2008	$4,827	$9,200	$4,932	$(293,835)		$(274,876)
	2007	$4,827	$9,000	$4,932	$188,820		$207,579

Harvey B. Rein	2008	$8,206	$9,200	$4,932	$(367,294)		$(344,956)
	2007	$8,206	$9,000	$4,982	$236,025		$258,213

Avi Katz	2008	$8,721	$9,200	$4,932	$(367,294)		$(344,441)
	2007	$8,721	$9,000	$4,932	$236,025		$258,678
	2006	$8,721	$7,924	$4,932	$117,965		$139,542

Richard J. Townsend	2008		$885	$411		$2,334,620	$2,335,916
(employment ended	2007	$14,235	$9,000	$4,982	$579,328		$607,545
January 4, 2008)	2006	$14,235	$7,920	$4,932	$200,541		$227,628

As set forth in the table above, the “All Other Compensation” column includes the value of life insurance premiums paid by the Company, Company 401(k) matching contributions for each named executive officer, the expense incurred by us with respect to the participation by each named executive officer in our medical executive reimbursement program and the expense recognized by us for each named executive officer in 2008, 2007 and 2006 with respect to his deferred compensation account. Upon emergence from bankruptcy in 2005, each named executive officer received an award of a deferred compensation account valued at $9.441 per unit. Subject to earlier vesting upon a change in control or certain specified sale events as defined in our Amended and Restated 2005 Stock Incentive Plan, the deferred compensation units vest at the rate of 25% of the units per year on the first, second, third and fourth anniversaries of the effective date of our plan of reorganization (November 21, 2005). The amounts in this column related to these deferred compensation accounts represent the expense recognized by us for each named executive officer in 2008, 2007 and 2006. For 2008, the “Deferred Compensation Expense” column includes the effect of the loss sustained by each named executive officer in his deferred compensation account due to the value of our stock on December 31, 2008 being below $19, the threshold above which the deferred compensation accounts have positive value. For 2007, in addition to amounts expensed by us relating to ordinary time-based vesting of the deferred compensation accounts, the amounts shown in the “Deferred Compensation Expense” column also reflect amounts expensed by us in 2007 due to (x) in the case of all named executive officers (other than Mr. DeWitt), accelerated vesting pursuant to our Amended and Restated 2005 Stock Incentive Plan of one-third of the then outstanding deferred compensation units held by them upon consummation of the Telesat transaction on October 31, 2007 (i.e. 25% of the total number of deferred compensation units granted to such officers); and (y) in the case of Mr. Townsend, accelerated vesting of all unvested deferred compensation units upon the end of his employment on January 4, 2008. For 2006, the amounts shown in the “Deferred Compensation Expense” column reflect amounts expensed by us relating to ordinary time-based vesting of the deferred compensation accounts.

For Mr. Targoff, the “Other” column in the table above includes $25,000, $25,000 and $30,500 for director fees received in 2008, 2007 and 2006, respectively, for his service on the Board of Directors (see “Director Compensation Table” above) and $21,846 for reimbursement of legal fees ($12,387) and a tax gross-up ($9,459) in 2008 in connection with amendment of his employment agreement, $24,509 for a tax gross-up in 2007 with respect to the inclusion in his income of the amount of a legal fee reimbursement received in 2006, and $33,206 for reimbursement of legal fees in 2006 in connection with the negotiation of his employment agreement.

For Mr. Townsend, the “Other” column in the table above includes an aggregate of $2,334,620 in severance-related payments which accrued to Mr. Townsend upon termination of his employment consisting of:  (v) $2,259,002 of severance payments; (w) $34,490 representing the value of life insurance premiums; (x) $25,588 representing the value of medical insurance premiums; (y) $13,940 representing the expense incurred by us with respect to the participation by Mr. Townsend in our medical executive reimbursement program; and (z) $1,600 with respect to the inclusion in his income of the value of computer equipment received in connection with the end of his employment, effective January 4, 2008. Of the aggregate $2,334,620 in severance-related payments, $1,413,166 was paid in 2008 and $921,454 is payable in 2009 but may be subject to mitigation in the event Mr. Townsend becomes employed in 2009. The table does not include $40,300 in consulting fees received by Mr. Townsend in 2008 for service performed after his employment ended on January 4, 2008. See “Certain Relationships and Related Transaction – Consulting Agreement with Richard J. Townsend.”

For Messrs. Rein and Townsend, the “Medical Executive Reimbursement Expense” column in the table above for 2007 includes a $50 gift certificate awarded in connection with our medical plan.

(8)
The “Total” column for 2008 includes the effect of the loss sustained by each named executive officer in his deferred compensation account due to the value of our stock on December 31, 2008 being below $19, the threshold above which the deferred compensation accounts have positive value. See “Nonqualified Deferred Compensation in 2008” below. Without giving effect to these losses, total compensation for Messrs. Targoff, DeWitt, Mastoloni, Rein and Katz would have been $6,863,679, $1,150,477, $869,618, $942,081 and $876,708, respectively.

Grants of Plan-Based Awards in 2008

The following table provides information about non-equity incentive plan awards granted to our named executive officers in 2008. The column titled “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” represents the annual incentive opportunity available to each named executive officer under various corporate performance conditions. The actual earned amount for 2008 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2008 Grants of Plan Based Awards

	Estimated Possible Payouts under
	Non-Equity Incentive Plan Awards(1)

	Threshold	Target	Maximum
Name	($)	($)	($)

Michael B. Targoff	$831,250	$1,187,500	$1,543,750

C. Patrick DeWitt(2)	$199,368	$284,812	$370,255

Richard P. Mastoloni	$152,775	$218,250	$283,725

Harvey B. Rein	$149,625	$213,750	$277,875

Avi Katz	$149,024	$212,891	$276,758

Richard J. Townsend(3)	—	—	—

(1)
Amounts represent the annual incentive opportunity available under the Company’s 2008 Management Incentive Bonus Plan and SS/L’s 2008 Management Incentive Bonus Plan for Mr. DeWitt. The annual incentive actually paid to each of the named executive officers is set forth above in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Payouts under this program are made annually, dependent upon the achievement of certain pre-defined performance goals. Our targets for 2008 for Mr. Targoff consisted of three components — (i) consolidated EBITDA for Loral (12.5%); (ii) performance at SS/L (37.5%); and (iii) performance at Telesat (50%). Mr. DeWitt’s targets were set solely with respect to a four-pronged formula for measuring SS/L performance. Targets for Messrs. Mastoloni, Rein and Katz consisted of three components — (i) consolidated EBITDA for Loral (18.75%); (ii) performance at SS/L (56.25%); and (iii) satisfaction of individual objectives (25%). See “Compensation Discussion and Analysis — Elements of Compensation — Annual Bonus Compensation” for further discussion of our Management Incentive Bonus Plan.

(2)
The amounts shown for Mr. DeWitt represent the threshold, target and maximum annual incentive opportunity based on Mr. DeWitt’s actual cash base salary of $474,686 for reduced in-office work in 2008. See Note 2 to Summary Compensation Table above. Had Mr. DeWitt earned his full salary of $550,020 in 2008, his threshold, target and maximum incentive opportunity would have been $231,008, $330,012 and $429,016, respectively.

(3)	Mr. Townsend’s employment with the Company ended on January 4, 2008, and he was not eligible for any non-equity incentives in 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information on the current holdings of stock options by the named executive officers.

Outstanding Equity Awards at 2008 Fiscal Year End

	Option Awards

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option
		Options	Options	Exercise	Option
	Option	Exercisable	Unexercisable	Price	Expiration
Name	Grant Date	(#)	(#)	($)	Date

Michael. B. Targoff	12/21/2005	106,952	—	$28.441	12/21/2012
	3/28/2006	687,500	137,500	$26.915	3/28/2011

C. Patrick DeWitt	12/21/2005	37,500	18,750	$28.441	12/21/2012

Richard P. Mastoloni	12/21/2005	40,000	—	$28.441	12/21/2012

Harvey B. Rein	12/21/2005	50,000	—	$28.441	12/21/2012

Avi Katz	12/21/2005	50,000	—	$28.441	12/21/2012

Richard J. Townsend(1)	12/21/2005	85,000	—	$28.441	1/4/2010
	6/14/2006	20,000	—	$27.135	1/4/2010

(1)	Mr. Townsend’s employment with the Company ended on January 4, 2008, and, pursuant to his separation agreement, his options expire on January 4, 2010.

Option Exercises in Fiscal 2008

None of the named executive officers exercised any options in 2008.

Pension Benefits in Fiscal Year 2008

The table below sets forth information on the pension benefits for the named executive officers under each of the following pension plans:

•
Pension Plan.  Our pension plan is a funded and tax qualified retirement plan that, as of December 31, 2008, covered 1,431 eligible employees, including the named executive officers. The plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each year of service. Annual benefits under the current contributory formula (meaning a required 1% post-tax contribution by the named executive officers) are accrued year-to-year during the years of credited service until retirement. At retirement, under the plan’s normal form of retirement benefit (life annuity), the aggregate of all annual benefit accruals becomes the annual retirement benefit payable on a monthly basis for life with a guaranteed minimum equal to the executive’s contributions. The current contributory formula for named executive officers and other eligible employees calculated each year provides a benefit of 1.2% of eligible compensation up to the Social Security Wage Base (SSWB) and 1.45% of eligible compensation of amounts over the SSWB for those with less than 15 years of service, or 1.5% of the eligible compensation up to the SSWB and 1.75% of eligible compensation of amounts over the SSWB to the IRS-prescribed limit for those with 15 or more years of service. Eligible compensation for named executive officers includes base salary and management incentive bonuses paid in that year. For 2008, the SSWB was $102,000 and the IRS-prescribed compensation limit was $230,000. For example, if an individual accrued $1,000 per year for 15 years and then retired, his annual retirement benefit for life would be $15,000. In 2008, each named executive officer contributed $2,300. Prior to July 1, 2006, with the exception of Mr. Dewitt, there was no contribution requirement for the named executive officers to receive this formula.

The normal retirement age as defined in the pension plan is 65. Eligible employees who have achieved ten years of service by the time they reach age 55 are eligible for an early retirement benefit at 50% (age 55) of the benefit they would receive at age 65. Currently, Messrs. Targoff, DeWitt and Rein are eligible for early retirement. In addition to a life annuity, the plan offers other forms of benefit, including spousal survivor annuity options and beneficiary period-certain options.

•
Supplemental Executive Retirement Plan.  The Company provides the Supplemental Executive Retirement Plan, or SERP, to participants who earn in excess of the IRS-prescribed compensation limit in any given year to provide for full retirement benefits above amounts available under our pension plan because of IRS limits. The SERP is unfunded and is not qualified for tax purposes. For 2008, an employee’s annual SERP benefit was accrued under the same formulas used in the pension plan with respect to amounts earned above the $230,000 maximum noted above. Benefits under the SERP in the past have generally been payable at the same time and in the same manner as benefits are payable under the pension plan. The timing and manner of benefit payments under the SERP after 2008, however, will be in compliance with Section 409A. For example, payments will begin on a mandatory basis at the later of age 55 or six months after termination and a participant will be entitled to elect one of two actuarially equivalent forms of annuity benefits — either a single life annuity or a 50% joint and survivor annuity.

The table below indicates the named executive officers’ years of credited service under our pension plans and the present value of their accumulated benefits, in each case as of December 31, 2008. During 2008, no payments were made to any of the named executive officers, except for Mr. Townsend who retired as of October 1, 2008.

2008 Pension Benefits

			Present Value of
		Number of Years	Accumulated	Payments During
		of Credited Service(1)	Benefit(2)	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Michael B. Targoff	Pension Plan	20	$234,000	—
	SERP	20	$1,460,000	—

C. Patrick DeWitt	Pension Plan	35	$639,000	—
	SERP	35	$925,000	—

Richard P. Mastoloni	Pension Plan	11	$72,000	—
	SERP	11	$121,000	—

Harvey B. Rein	Pension Plan	29	$380,000	—
	SERP	29	$596,000	—

Avi Katz	Pension Plan	12	$116,000	—
	SERP	12	$215,000	—

Richard J. Townsend	Pension Plan	9	$152,000	$2,968
	SERP	9	$685,000	$13,412

(1)	The number of years of credited service is rounded to the nearest whole number as of December 31, 2008.

(2)
The accumulated benefit for all named executive officers other than Mr. Townsend is based on service and earnings (base salary and bonus, as described above) considered by the plans for the period through December 31, 2008. For Mr. Townsend, it is based on service and earnings for the period through January 4, 2008 when his employment with the Company ended. The accumulated benefit includes the value of contributions made by the named executive officers throughout their careers. The present value has been calculated for all named executive officers other than Mr. Townsend assuming that each named executive officer retires and starts receiving benefits at age 65, the age at which retirement may occur without any reduction in benefits. For Mr. Townsend, the present value has been calculated based on his actual retirement date of October 1, 2008. The present value calculation also assumes that the benefit is payable under the available forms of annuity and is consistent with the assumptions as described in note 12 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008. As described in such note, the interest rate assumption is 6.5%.

Nonqualified Deferred Compensation in Fiscal 2008

On December 21, 2005, we established a deferred compensation bookkeeping account for certain employees, including the named executive officers, and credited that account with a dollar amount equal to $9.441 for each deferred compensation unit. To the extent our stock price declines below $28.441, the corresponding portion of the deferred compensation accounts also declines accordingly.

As of December 31, 2008, Messrs. Targoff, Mastoloni, Rein and Katz have vested in their accounts in full and Mr. DeWitt is 75% vested, with the remaining 25% scheduled to vest on November 21, 2009, subject to earlier vesting upon a change in control or certain specified sale events as defined in our Amended and Restated 2005 Stock Incentive Plan or termination of employment. The value of the vested portion of the deferred compensation account becomes locked (i.e. no longer subject to fluctuation based on our stock price) upon exercise of the related stock options or, if payout upon termination of employment is delayed in order to comply with Section 409A of the Internal Revenue Code, upon termination of employment. The vested portion, however, will be distributed to the account holder only upon the earlier of: (a)  termination of service; (b) a change of control; or (c) December 21, 2012.

The value of the deferred compensation account is not initially credited with interest or subject to any rate of return, other than the potential decrease in value upon a corresponding decrease in our stock price below $28.441 and any recovery in value to the extent that our stock price returns to $28.441. The deferred compensation accounts will be converted into interest-bearing accounts upon exercise of the related stock options or, if payout upon termination of employment is delayed in order to comply with Section 409A of the Internal Revenue Code, upon termination of employment.

The table below identifies the aggregate losses/earnings during 2008 and the aggregate balance of the vested and unvested amount as of the end of 2008.

2008 Nonqualified Deferred Compensation

		Aggregate
	Aggregate Earnings	Withdrawals/	Aggregate Balance
	in Last FY(1)	Distributions(2)	at Last FYE(3)
Name	($)	($)	($)

Michael B. Targoff	$(1,009,734)	—	—

C. Patrick DeWitt	$(525,806)	—	$191,152

Richard P. Mastoloni	$(377,640)	—	—

Harvey B. Rein	$(472,050)	—	—

Avi Katz	$(472,050)	—	—

Richard J. Townsend	$14,025	$816,510	—

(1)
At December 31, 2008, the closing price of our common stock was $14.53, and at December 31, 2007, the closing price of our common stock was $34.25. Because the price of our common stock on December 31, 2008 was below the $19 threshold above which there would be positive value in the deferred compensation accounts, and the price at December 31, 2007 was above $28.441, at which price the value of the deferred compensation accounts would be the maximum $9.441 per unit, the amounts set forth in the “Aggregate Earnings in Last FYE” column above represent the loss incurred by each named executive officer (except for Mr. Townsend) during 2008 in his deferred compensation account. For Mr. Townsend, the amount represents the interest earned on his account during the six-month period during which his payment was delayed after termination of his employment in compliance with Section 409A.

(2)
For Mr. Townsend, the amount in the “Aggregate Withdrawals/Distributions” column above represents the amount of deferred compensation actually paid to Mr. Townsend in 2008 as a result of the termination of his employment consisting of the vested value of his deferred compensation account of $802,485 upon termination of his employment plus $14,025 in interest earned prior to payment.

(3)
Except with respect to Mr. DeWitt whose deferred compensation account was 75% vested, the deferred compensation accounts of the named executive officers were fully vested as of December 31, 2008. The vested balance as of December 31, 2008 for the named executive officers (except Mr. DeWitt) was $0. For Mr. DeWitt, the vested balance consisted of $177,019 of deferred compensation that became locked upon exercise of 18,750 options in 2007 plus $14,133 in interest earned thereon after such exercise. During 2008, we recognized reversal of compensation expense with respect to the deferred compensation accounts for each named executive officer in the following amounts:  (i) Mr. Targoff ($785,656); (ii) Mr. DeWitt ($373,922); (iii) Mr. Mastoloni ($293,835); (iv) Mr. Rein ($367,294); (v) Mr. Katz ($367,294). The amounts we recognized as reversal of compensation expense for 2008 are disclosed in the “All Other Compensation” column of the Summary Compensation Table for 2008.

Potential Change in Control and other Post Employment Payments

As discussed above in the Compensation Discussion and Analysis, as of December 31, 2008, Mr. Targoff is the only named executive officer who has an employment agreement with Loral that provides for potential post-termination payments. Post-termination payments for the other named executive officers are governed by the Company’s severance policy. In this section, we provide details of these arrangements.

CEO

Upon Mr. Targoff’s death or disability during the term of his employment agreement, Mr. Targoff will be entitled to, among other payments, his accrued and unpaid bonus for the preceding year, a pro rated annual bonus for the year in which such death or permanent disability occurs, acceleration of vesting of a prorated portion of the next vesting tranche of stock options and deferred compensation units, and, in the case of his death, salary through the end of the month in which he dies. In addition, in the event of his death, his dependents will be entitled to continued medical, prescription drug and dental insurance coverage through the end of the current term of his employment agreement.

In the event that Mr. Targoff’s employment is terminated by us without “cause” or Mr. Targoff resigns for “good reason” (as such terms are defined in his employment agreement), Mr. Targoff will be entitled to a severance payment, in a lump sum, equal to two (2) times the sum of his base salary and annual bonus (for the preceding year). In addition, Mr. Targoff will be entitled to any accrued and unpaid annual bonus for the preceding year and a prorated annual bonus for the year in which any such termination of employment occurs. Mr. Targoff and his dependents will also be entitled to coverage under Loral’s medical, dental and life insurance in effect immediately prior to such termination for eighteen (18) months following such termination, or until he commences new employment and becomes eligible for comparable benefits. In addition, all of Mr. Targoff’s stock options, deferred compensation account and any other equity awards then held by Mr. Targoff will become fully vested. Mr. Targoff’s severance payments and benefits are contingent upon his execution of a release of claims in our favor. Mr. Targoff’s employment agreement also provides for a tax gross-up payment to Mr. Targoff in the event that he becomes subject to any parachute payment excise taxes under Section 4999 of the Internal Revenue Code. No other executive officer is entitled to such a gross up payment at Loral.

Other Named Executive Officers

In June 2006, the Company formally adopted severance policies for employees of the Company’s corporate office, including the named executive officers who were designated by the plan administrator (other than Mr. Targoff, whose severance is governed by his employment agreement as described above). These policies were amended and restated on December 17, 2008 primarily in order to bring them into documentary compliance with Section 409A of the Internal Revenue Code before December 31, 2008 as required by the IRS. The policy for corporate officers provides for severance benefits following the termination of an eligible officer’s employment by the Company without cause. Severance benefits will be provided at different levels, depending on the seniority and length of service of the employee when termination occurs. Severance benefits are not provided in the event employment is terminated due to death, disability or retirement. The following is a description of the severance benefits provided under our policy.

An eligible officer with the title of Chief Operating Officer, Chief Financial Officer or Executive Vice President will be entitled to cash severance payments aggregating to the sum of (x) twelve months’ pay (defined as base salary plus average annual incentive bonus compensation paid over the last two years of employment) and (y) twelve months’ base salary. The officer will receive an initial lump sum payment within twenty days of termination, not subject to mitigation, equal to the greater of (A) six months’ pay and (B) the sum of three months’ pay plus two weeks’ base salary for every year of service with the Company plus one twelfth of two weeks’ base salary for every month of service with the Company in excess of the officer’s full years of service with the Company. If the officer is unemployed after six months (or if the officer is employed at a rate of pay that is less than his rate of pay immediately prior to termination), the remainder of his cash severance (the "Remainder") will be paid in biweekly installments over eighteen months beginning on the six-month anniversary of termination, the first thirteen payments, if any, aggregating to the lesser of six months’ pay and such Remainder, and the next twenty-six payments, if any, aggregating to the lesser of one year’s base salary and the excess of the Remainder over six months’ pay. In all events, the Remainder is subject to reduction by any amount of compensation then being received by the officer from other employment (including self-employment).

An eligible officer with the title of Vice President will be entitled to cash severance payments aggregating to the sum of six months’ pay plus two weeks’ base salary for every year of service with the Company plus one twelfth of two weeks’ base salary for every month of service with the Company in excess of the officer’s full years of service with the Company. The officer will receive an initial lump sum payment within twenty days of termination, not subject to mitigation, equal to the sum of three months’ pay plus two weeks’ base salary for every year of service with the Company plus one twelfth of two weeks’ base salary for every month of service with the Company in excess of the officer’s full years of service with the Company. If the officer is unemployed after three months (or if the officer is employed at a rate of pay that is less than his rate of pay immediately prior to termination), the Remainder will be paid in biweekly installments over twelve weeks beginning on the three-month anniversary of the termination, subject to reduction by any amount of compensation then being received by the officer from other employment (including self-employment).

If a terminated officer has outstanding unvested stock options or other equity or incentive compensation awards that provide for less than 100% vesting upon such a termination, such officer will vest (x) with respect to time-vested awards, in the next full tranche that would have vested on the next vesting date for such awards, and (y) with respect to performance-vested awards, in that portion of such awards that would have vested during the twelve months following such termination based on the actual achievement of the applicable performance thresholds. If such termination occurs within six months following a major corporate transaction, acquisition or divestiture, however, the terminated officer will be entitled to full vesting of his unvested awards, unless the plan administrator determines that such termination is not the result of such corporate transaction, acquisition or divestiture.

A terminated officer will also be entitled to continued participation in the Company’s medical, prescription, dental and vision insurance coverage. The officer may elect to participate in the Company’s Retiree Medical Plan by electing to receive benefits from the Retirement Plan of Space Systems/Loral, Inc. Alternatively, the officer may elect COBRA continuation coverage, and, during the “severance period,” the officer will be obligated to contribute to the premium at the same rate as other corporate employees, and the Company subsidy shall continue until the officer becomes eligible for coverage under another plan. The term “severance period” for purposes of insurance continuation means, for the Chief Operating Officer, Chief Financial Officer or Executive Vice President, twenty-four months, and for a Vice President, three calendar months plus the number of full calendar months of pay and/or base salary, and one additional calendar month for any partial calendar month of base salary, constituting such Vice President’s Remainder, as described above. During the “severance period,” the officer will also be entitled to continued Company-provided executive life insurance benefits, to the extent the officer was receiving such benefits prior to his termination.

In connection with the restructuring of our corporate office functions as a result of the completion on October 31, 2007 of the Telesat transaction, Mr. Townsend’s employment with the Company ended effective January 4, 2008. Mr. Townsend received severance benefits consisting of a lump sum payment of $688,541 upon termination and $688,541 in installment payments during 2008, and he is entitled to receive additional installment payments over a period of 12 months commencing January 14, 2009 totaling $881,920. The additional severance in the form of installment payments is subject to mitigation from other employment. In addition, Mr. Townsend received accelerated vesting of all 21,250 of his unvested options to purchase shares of common stock at $28.441 and related deferred compensation units and accelerated vesting of all 10,000 of his unvested options to purchase shares of common stock at $27.135. Under his severance arrangement, Mr. Townsend is also entitled to continued medical and executive life insurance coverage for a period of two years after the end of his employment.

Potential Severance Payments upon Termination
(As of December 31, 2008)

	Severance for
	Termination	Estimated Tax
	Without Cause(1)	Gross Up
Name	($)	($)

Michael B. Targoff	$4,184,750	—

C. Patrick DeWitt	$1,002,960	—

Richard P. Mastoloni	$622,301	—

Harvey B. Rein	$1,206,377	—

Avi Katz	$603,092	—

Richard J. Townsend(2)	$2,259,002	—

(1)
Severance amounts do not include the value of continued medical and life insurance coverage post-termination. The value of such coverage is $70,705 for Mr. Targoff, $39,384 for Mr. DeWitt, $17,005 for Mr. Mastoloni, $51,823 for Mr. Rein, $72,655 for Mr. Katz and $75,618 for Mr. Townsend (including, in the case of Mr. Townsend, the value of computer equipment received upon termination of employment). Severance amounts for Messrs. DeWitt, Mastoloni, Rein and Katz assume full payment of the portion subject to mitigation under our severance policy.

(2)
Mr. Townsend’s employment with the Company ended effective January 4, 2008. The amount shown for Mr. Townsend reflects $1,377,082 of severance payments received by Mr. Townsend in 2008 and additional severance payments of $881,920 to be received by Mr. Townsend in installments in 2009 which are subject to mitigation. These amounts are included in the Summary Compensation Table above. The amount shown does not include an aggregate of $75,618 in other severance-related payments that Mr. Townsend either received in 2008 or is entitled to receive, subject to mitigation, in 2009 (see Note 7 to the Summary Compensation Table).

Acceleration of Vesting of Stock Options
and Nonqualified Deferred Compensation Account
upon Termination
(As of December 31, 2008)

	Upon	Upon Death
	Termination	and
	Without Cause	Disability
Name	($)	($)

Michael B. Targoff	—	—

C. Patrick DeWitt	—	—

Richard P. Mastoloni	—	—

Harvey B. Rein	—	—

Avi Katz	—	—

Richard J. Townsend(1)	$362,712	—

(1)
The amount shown for Mr. Townsend reflects the spread value of the option awards and the amount of deferred compensation the vesting of which was accelerated upon the end of his employment effective January 4, 2008. The expense for this acceleration is reflected in the “Option Awards” column of the Summary Compensation Table for 2007.

OWNERSHIP OF VOTING STOCK

Principal Holders of Voting Common Stock

The following table shows, based upon filings made with the Company, certain information as of March 20, 2009 concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of Loral Voting Common Stock because they possessed or shared voting or investment power with respect to the shares of Loral Voting Common Stock:

	Amount and Nature	Percent
	of Beneficial	of
Name and Address	Ownership	Class(1)

Various funds affiliated with
MHR Fund Management LLC and Mark H. Rachesky, M.D.(2)
40 West 57th Street, 24th Floor, New York, NY 10019	8,132,350	40.1	%(3)

Solus Alternative Asset Management LP., Solus GP, LLC and Christopher Pucillo(4)
430 Park Avenue, 9th Floor, New York, NY 10022	2,025,000	10.0%

Various funds affiliated with
Highland Capital Management, L.P. and James Dondero(5)
Two Galleria Tower, 13455 Noel Road, Suite 800 Dallas, TX 75420	1,584,574	7.8%

EchoStar Communications Corporation and Charles W. Ergen(6)
9601 South Meridian Boulevard, Englewood, CO 80112	1,401,485	6.9%

BlackRock, Inc.(7)
40 East 52nd Street, New York, NY 10022	1,378,502	6.8%

(1)
Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 20,281,579 shares of Loral Voting Common Stock outstanding as of March 20, 2009.

(2)
Information based on Amendment Number 16 to Schedule 13D filed with the SEC on March 20, 2009 and Form 4 filed with the SEC on March 19, 2009 relating to securities held for the accounts of each of MHR Capital Partners Master Account LP (“Master Account”), a limited partnership organized in Anguila, British West Indies, MHR Capital Partners (100) LP (“Capital Partners (100)”), MHR Institutional Partners, LP (“Institutional Partners”), MHRA LP (“MHRA”), MHRM LP (“MHRM”), MHR Institutional Partners II LP (“Institutional Partners II”), MHR Institutional Partners IIA LP (“Institutional Partners IIA”) and MHR Institutional Partners III LP (“Institutional Partners III”), each (other than Master Account), a Delaware limited partnership. MHR Advisors LLC (“Advisors”) is the general partner of each of Master Account and Capital Partners (100), and, in such capacity, may be deemed to beneficially own the shares of common stock held for the accounts of each of Master Account and Capital Partners (100). MHR Institutional Advisors LLC (“Institutional Advisors”) is the general partner of each of Institutional Partners, MHRA and MHRM, and, in such capacity, may be deemed to beneficially own the shares of common stock held for the accounts of each of Institutional Partners, MHRA and MHRM. MHR Institutional Advisors II LLC (“Institutional Advisors II”) is the general partner of each of Institutional Partners II and Institutional Partners IIA, and, in such capacity, may be deemed to beneficially own the shares of common stock held for the accounts of each of Institutional Partners II and Institutional Partners IIA. MHR Institutional Advisors III LLC (“Institutional Advisors III”) is the general partner of Institutional Partners III, and, in such capacity, may be deemed to beneficially own the shares of common stock held for the account of Institutional Partners III. MHR is a Delaware limited liability company that is an affiliate of and has an investment management agreement with Master Account, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III, and other affiliated entities, pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the shares of common stock held by such entities and, accordingly, MHR may be deemed to beneficially own the shares of common stock which are held for the account of each of Master Account, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III. Mark H. Rachesky. M.D. (“Dr. Rachesky”) is the managing member of Advisors, Institutional Advisors, Institutional Advisors II, Institutional Advisors III and MHR, and, in such capacity, may be deemed to beneficially own the shares of common stock held for the accounts of each of Master Account, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III.

(3)
Various funds affiliated with MHR also own 9,505,673 shares of Loral Non-Voting Common Stock, which, when taken together with the shares of Voting Common Stock owned by such funds, represent approximately 59.2% of the issued and outstanding shares of Voting Common Stock and Non-Voting Common Stock of Loral as of March 20, 2009.

(4)
Information based solely on a Schedule 13G/A, filed with the SEC on February 17, 2009, by Solus Alternative Asset Management LP, Solus GP, LLC and Christopher Pucillo (the “Solus Reporting Persons”) relating to securities held, as of December 31, 2008, by accounts managed on a discretionary basis. According to the Schedule 13G/A, the Solus Reporting Pesons have shared voting and dispositive power with respect to the shares held.

(5)
Information based solely on Amendment No. 5 to Schedule 13D, filed with the SEC on February 5, 2008, by Highland Capital Management, L.P. (“Highland Capital”), Strand Advisors, Inc. (“Strand”), James Dondero, Highland Equity Opportunities Fund (“Equity Opportunities”), Highland Multi-Strategy Onshore Master SubFund, L.L.C. (“Multi-Strategy SubFund”), Highland Multi-Strategy Master Fund, L.P. (“Master Fund”). According to Amendment No. 5 to Schedule 13D, Highland Capital, Strand Advisors and James Dondero have sole voting and dispositive power with respect to 1,395,195 shares and shared voting and dispositive power with respect to 189,379 shares; Equity Opportunities has shared voting and dispositive power with respect to 89,379 shares; and Multi-Strategy SubFund and Master Fund have shared voting and dispositive power with respect to 100,000 shares.

(6)
Information based solely on a Schedule 13G, filed with the SEC on December 19, 2005, by EchoStar Communications Corporation (“EchoStar”) and Charles W. Ergen. The Schedule 13G provides that Mr. Ergen is the beneficial owner of 1,401,485 shares, of which EchoStar owns 1,350,532 of such shares. According to the Schedule 13G, each reporting person has sole voting and dispositive power with respect to the shares of common stock indicated to be held by such person.

(7)
Information based solely on Amendment No. 2 to Schedule 13G, filed with the SEC on February 10, 2009, by BlackRock, Inc. on behalf of its investment advisory subsidiaries, BlackRock Advisors LLC, BlackRock Asset Management U.K. Limited, BlackRock Investment Management LLC and BlackRock (Channel Islands) Ltd., which, according to Amendment No. 2 to the Schedule 13G, have shared voting and dispositive power with respect to the shares held.

Voting Common Stock Ownership by Directors and Executive Officers

The following table presents the number of shares of Loral Voting Common Stock beneficially owned by the directors, the named executive officers and all directors, named executive officers and all other executive officers as a group as of March 20, 2009. Individuals have sole voting and dispositive power over the stock unless otherwise indicated in the footnotes:

	Amount and Nature
	of Beneficial		Percent of
Name of Individual	Ownership(1)		Class(2)

C. Patrick DeWitt	37,500	(3)	*

Sai S. Devabhaktuni	6,000	(4)	*

Hal Goldstein	6,000	(4)	*

John D. Harkey, Jr.	6,000	(4)	*

Avi Katz	50,000	(5)	*

Richard P. Mastoloni	40,000	(6)	*

Mark H. Rachesky, M.D.	8,132,350	(7)	40.1%

Harvey B. Rein	50,000	(5)	*

Arthur L. Simon	6,075	(8)	*

John P. Stenbit	6,000	(4)	*

Michael B. Targoff	957,913	(9)	4.5%

Richard J. Townsend	105,000	(10)	*

All directors and executive officers as a group (12 persons)	9,322,838	(11)	43.5%

*	Represents holdings of less than one percent.

(1)
Includes shares which, as of March 20, 2009, may be acquired within sixty days pursuant to the exercise of options (which shares are treated as outstanding for the purposes of determining beneficial ownership and computing the percentage set forth).

(2)
Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 20,281,579 shares of Loral Voting Common Stock outstanding as of March 20, 2009.

(3)	Consists of options to acquire 37,500 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan.

(4)	Includes 3,000 shares of Voting Common Stock and 3,000 shares of restricted stock granted under the Company’s Amended and Restated 2005 Stock Incentive Plan.

(5)	Consists of options to acquire 50,000 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan.

(6)	Consists of options to acquire 40,000 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan.

(7)
Includes (x) 8,117,350 shares of Voting Common Stock held by funds affiliated with MHR and (y) 7,500 shares of Voting Common Stock and 7,500 shares of restricted stock held directly by Dr. Rachesky. Dr. Rachesky is deemed to be the beneficial owner of Loral Voting Common Stock by virtue of his status as the managing member of Advisors, Institutional Advisors, Institutional Advisors II, Institutional Advisors III and MHR. See “Ownership of Voting Stock — Principal Holders of Voting Common Stock” above. Does not include 9,505,673 shares of Loral Non-Voting Common Stock held by funds affiliated with MHR.

(8)	Includes 3,075 shares of Voting Common Stock and 3,000 shares of restricted stock granted under the Company’s Amended and Restated 2005 Stock Incentive Plan.

(9)	Includes 25,961 shares of common stock and options to acquire 931,952 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan.

(10)	Consists of options to acquire 105,000 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan. Mr. Townsend’s employment with the Company ended on January 4, 2008.

(11)
Includes options to acquire 1,134,452 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan and 22,500 shares of restricted stock under the Company’s Amended and Restated 2005 Stock Incentive Plan.  Does not include options to acquire 105,000 shares held by Mr. Townsend whose employment with the Company ended on January 4, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not have a written policy for review, approval or ratification of related person transactions. Related persons include our major stockholders and directors and officers, as well as immediate family members of directors and officers. Transactions with related persons are, however, generally evaluated and assessed by the independent directors on our Board. If a determination is made that a related person has a material interest in any transaction with the Company, then our independent directors would review, approve or ratify the transaction and it would be disclosed in accordance with applicable SEC rules. If the related person at issue is one of our directors, or a family member of a director, then that director would not participate in discussions concerning the transaction.

In October 2008, our directors and officers liability insurers asserted that any payment of plaintiffs’ attorneys’ fees in the In re: Loral Space and Communications Inc. Consolidated Litigation (see “Additional Information Concerning the Board of Directors of the Company — Legal Proceedings”) should be borne the MHR Entities and that, to the extent fees are paid by Loral (either pursuant to a court award or court approved settlement), Loral should assert a claim against the MHR Entities to recover such fees. The Board appointed Mr. John Stenbit to act as an independent special committee to consider this matter, and, based upon legal advice from independent counsel, he concluded that Loral should not bring such a claim. Mr. Stenbit is also acting as an independent special committee relating to a request for indemnification received from directors affiliated with MHR. See “Indemnification of Directors” below.

MHR Fund Management LLC

Pursuant to the Implementing Order, on December 23, 2008, we issued to the MHR Funds 9,505,673 shares of Loral Non-Voting Common Stock, and all shares of preferred stock (including all PIK dividends paid in shares of preferred stock) previously issued to the MHR Funds pursuant to the Securities Purchase Agreement were cancelled. See “Additional Information Concerning the Board of Directors of the Company — Legal Proceedings.”

Also pursuant to the Implementing Order, on December 23, 2008, Loral and the MHR Funds entered into the New Registration Rights Agreement. The New Registration Rights Agreement provides for registration rights for the shares of Non-Voting Common Stock, in addition and substantially similar to, the registration rights provided for the shares of Voting Common Stock held by the MHR Funds. In addition, in the New Registration Rights Agreement, Loral has agreed, subject to certain exceptions set forth therein, to file on or before June 1, 2009 a shelf registration statement covering shares of Voting Common Stock and Non-Voting Common Stock held by the MHR Funds.

Prior to cancellation of the preferred stock pursuant to the Implementing Order, during 2008, Loral paid to the MHR Funds dividends on the preferred stock in the amount of $24.2 million in the form of 80,423 additional shares of preferred stock. All of these shares were cancelled as of December 23, 2008.

In connection with the Telesat transaction, on October 31, 2007, Loral and certain of its subsidiaries, PSP and one of its subsidiaries, two third-party investors, Telesat Holdings and certain of its subsidiaries, including Telesat, and MHR entered into a Shareholders Agreement (the “Shareholders Agreement”). Under the Shareholders Agreement, in the event that either (i) direct or indirect ownership or control by Dr. Rachesky of Loral’s voting stock falls below certain levels or (ii) there is a change in the composition of a majority of the members of the Loral Board of Directors over a consecutive two-year period, Loral will lose certain veto rights it has to approve certain extraordinary actions by Telesat Holdings and its subsidiaries. In addition, after either of these events, PSP will have certain rights to enable it to exit from its investment in Telesat Holdings, including a right to cause Telesat Holdings to conduct an initial public offering in which PSP’s shares would be the first shares offered or, if no such offering has occurred within one year due to a lack of cooperation from Loral or Telesat Holdings, to cause the sale of Telesat Holdings and to drag along the other shareholders in such sale, subject to Loral’s right to call PSP’s shares at fair market value.

The Shareholders Agreement provides for a board of directors of each of Telesat Holdings and certain of its subsidiaries, including Telesat, consisting of 10 directors, three nominated by Loral, three nominated by PSP and four independent directors to be selected by a nominating committee comprised of one PSP nominee, one nominee of Loral and one of the independent directors then in office. Each party to the Shareholders Agreement is obligated to vote all of its Telesat Holdings shares for the election of the directors nominated by the nominating committee. Pursuant to action by the board of directors taken on October 31, 2007, Dr. Rachesky, who is our non-executive Chairman of the Board of Directors, was appointed non-executive Chairman of the Board of Directors of Telesat Holdings and certain of its subsidiaries, including Telesat.

Funds affiliated with MHR own preferred stock convertible currently into approximately 18.6% of the common stock of Protostar Ltd. (“Protostar”) assuming the conversion of all issued and outstanding shares of preferred stock, including the shares owned by the funds affiliated with MHR. These MHR funds also hold Protostar warrants exercisable upon the occurrence of certain events. Upon conversion of such preferred stock and warrants, such funds would own 7.8% of the common stock of Protostar on a fully-diluted basis assuming the exercise or conversion, as the case may be, of all currently outstanding shares of preferred stock, convertible notes, options and warrants, including the shares of preferred stock and warrants owned by such funds. MHR has the right (which has not yet been exercised) to nominate one of nine directors to Protostar’s board of directors. The information set forth in this paragraph is as of December 31, 2008 and the share percentages have been calculated based on information provided by Protostar.

Funds affiliated with MHR are also participants in Protostar’s $200 million credit facility, dated March 19, 2008, with an aggregate participation of $6.0 million. Protostar acquired the Chinasat 8 satellite from China Telecommunications Broadcast Satellite Corporation and China National Postal and Telecommunications Appliances Corporation under an agreement reached in 2006, and, pursuant to a contract with Protostar valued at $26.0 million, SS/L has modified the satellite to meet Protostar’s needs. This satellite, renamed Protostar I, was launched on July 8, 2008 from the European Spaceport in Kourou, French Guiana.

As of December 31, 2008, funds affiliated with MHR held $83.7 million in principal amount of Telesat 11% Senior Notes and $29.75 million in principal amount of Telesat 12% Senior Subordinated Notes.

Dr. Rachesky and Mr. Goldstein are co-founders and managing principals of MHR. Mr. Devabhaktuni is also a managing principal of MHR. Dr. Rachesky, Mr. Goldstein and Mr. Devabhaktuni are directors of Loral and, in that capacity, received compensation from Loral. See “Director Compensation” above.

Indemnification of Directors

The Company has received requests for indemnification and advancement of expenses from its directors under their indemnification agreements with the Company for any losses or costs they may incur as a result of the In re: Loral Space and Communications Inc. Consolidated Litigation and Babus lawsuits. See “Additional Information Concerning the Board of Directors of the Company — Legal Proceedings.” An independent outside counsel has reviewed these requests and has determined that our directors are entitled to indemnification. As of March 16, 2009, after giving effect to a $5.0 million deductible, the insurers have advanced approximately $9.0 million in defense costs for the Company’s directors who are not affiliated with MHR and have denied coverage for approximately $1.0 million in fees and expenses that the insurers assert are not covered (the “Denied Fees and Expenses”). The Company is disputing the insurers’ denial of the Denied Fees and Expenses and is seeking to recover such fees and expenses in the insurance coverage litigation discussed above. See “Additional Information Concerning the Board of Directors of the Company — Legal Proceedings.”

In addition, the Company has received a request for indemnification from its directors who are affiliated with MHR for defense costs in the amount, as of November 30, 2008, of approximately $18 million (the “MHR-Affiliated Director Indemnity Claim”). The Company has referred this request for indemnification to Mr. John Stenbit who has been appointed by the Board of Directors to act as an independent special committee of the Board with respect to determination of the amount of defense costs properly allocable to the MHR-affiliated directors in their capacity as Loral directors and for which they are entitled to indemnification. Since the special committee has not yet made any determinations with respect to its assignment, the Company cannot estimate how much, if any, of the $18 million claimed by the directors affiliated with MHR will be subject to indemnification. In addition, the insurers have taken the position that it appears that no coverage is available for the MHR-Affiliated Director Indemnity Claim and have reserved their rights with respect thereto. The Company does not agree with the insurers’ position and is seeking to recover from the insurers in the insurance coverage litigation discussed above (see “Additional Information Concerning the Board of Directors of the Company — Legal Proceedings”) any fees and expenses that may properly be payable to the MHR-affiliated directors.

There can be no assurance that the Company’s positions regarding insurance coverage for the Fee Awards related to the Delaware stockholder litigation (see “Additional Information Concerning the Board of Directors of the Company — Legal Proceedings”), the Denied Fees and Expenses or the MHR-Affiliated Director Indemnity Claim will prevail or, if it does prevail on one or more of its positions, that the $40 million coverage limit under its director and officers liability insurance policies  will be adequate to cover the Fee Awards, all defense costs for its directors (including any amounts properly payable to the MHR-affiliated directors) and the Denied Fees and Expenses.

Consulting Agreement with Richard J. Townsend

Upon termination of his employment effective on January 4, 2008, the Company entered into a consulting agreement with Richard J. Townsend, the former Executive Vice President and Chief Financial Officer of the Company. Pursuant to this agreement, Mr. Townsend provided consulting services to the Company relating generally to financial reporting, financial strategy and planning and business evaluation. Under this agreement, Mr. Townsend earned a total amount of $40,300 during 2008.

Other Relationships

In the ordinary course of business, SS/L has entered into satellite construction contracts with affiliates of EchoStar Communications Corporation, a corporation that owns more than 5% of our common stock. As of March 20, 2009, SS/L has three satellites under construction for affiliates of EchoStar and one satellite under construction for a customer which has fully leased the satellite to an affiliate of EchoStar.

Mr. Targoff, our Vice Chairman, Chief Executive Officer and President, serves on the board of directors and is chairman of the audit committee and a member of the compensation committee and nominating committee of Leap Wireless International, Inc., a company of which Dr. Rachesky is the non-executive Chairman of the Board, chairman of the nominating and corporate governance committee and a compensation committee member and of which Mr. Harkey is a board member and a member of the audit committee and nominating and corporate governance committee.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock, to file reports with the SEC. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, Loral believes that, during 2008, all filing requirements were met on a timely basis.

Solicitation of Proxies

The Company pays all of the costs of soliciting proxies. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses. We have also retained W.F. Doring & Co., Inc. to solicit proxies on our behalf and will pay them a fee of approximately $5,000 for such services.

Stockholders Proposals for 2010

Any stockholder who intends to present a proposal at the 2010 Annual Meeting of Stockholders must deliver the proposal to the Corporate Secretary at our principal executive offices, located at Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016:

•
Not later than December 15, 2009, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. The notice and the proposal must satisfy certain requirements specified in Rule 14a-8.

•
No earlier than January 19, 2010 but no later than February 18, 2010, if the proposal is submitted pursuant to our Bylaws and is not submitted pursuant to Rule 14a-8. The written notice must satisfy certain requirements specified in our Bylaws, a copy of which will be sent to any stockholder upon written request to the Senior Vice President, General Counsel and Secretary.

A stockholder who intends to nominate a candidate for director election at the 2010 Annual Meeting of Stockholders must deliver notice of the nomination to the Corporate Secretary at our principal executive offices, located at Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016, no earlier than January 19, 2010 and no later than February 18, 2010. The written notice must include certain information and satisfy certain requirements set forth in our Bylaws, a copy of which will be sent to any stockholder upon written request to the Senior Vice President, General Counsel and Secretary.

Communications with the Board

Stockholders and other interested parties wishing to communicate with the Board of Directors, the non-management directors or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors or to the particular Board member and mailing the correspondence to Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016, Attention: Senior Vice President, General Counsel and Secretary. If from a stockholder, the envelope should indicate that it contains a stockholder communication. All such communication will be forwarded to the director or directors to whom the communications are addressed.

Code of Ethics

Loral has adopted a Code of Conduct for all of its employees, including all of its executive officers. Any amendments or waivers to this Code of Conduct with respect to Loral’s principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) will be posted on such web site. This Code of Conduct is available on the Investor Relations — Corporate Governance section of our web site at www.loral.com. One may also obtain, without charge, a copy of this Code of Conduct by contacting our Investor Relations Department at (212) 697-1105.

Householding

Under SEC rules, a single set of proxy statements and annual reports may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. At the present time, we do not “household” for any of our stockholders of record. If a stockholder holds shares in street name, however, such beneficial holder’s bank, broker or other nominee may be delivering only one copy of our Proxy Statement and Annual Report on Form 10-K to multiple stockholders of the same household who share the same address, and may continue to do so, unless such stockholder’s bank, broker or other nominee has received contrary instructions from one or more of the affected stockholders in the household. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report on Form 10-K to a stockholder at a shared address to which a single copy of the documents was delivered. A beneficial holder who wishes to receive a separate copy of our Proxy Statement and Annual Report on Form 10-K, now or in the future, should submit this request by writing to Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016, Attention: Investor Relations Department, or by calling our Investor Relations Department at (212) 697-1105. Beneficial holders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future should contact their bank, broker or other nominee directly to request that only a single copy of each document be mailed to all stockholders at the shared address in the future. Stockholders of record receiving multiple copies of our Proxy Statement and Annual Report on Form 10-K may request householding by contacting our Investor Relations Department either in writing or by telephone at the above address or phone number.

Annex A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LORAL SPACE & COMMUNICATIONS INC.

By order of the Court of Chancery of the State of Delaware, the Certificate of Incorporation of Loral Space & Communications Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Delaware, is hereby amended and restated to read in its entirety as follows:

ARTICLE I.

The name of the corporation (the “Corporation”) is Loral Space & Communications Inc.

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.  The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III.

Except as provided in Paragraph (d) of Article V of this Amended and Restated Certificate of Incorporation, the nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV.

The total authorized capital stock of the Corporation shall be FIFTY MILLION (50,000,000) shares consisting of two classes:  (i) FORTY MILLION (40,000,000) shares of Common Stock, $0.01 par value per share divided into two series, of which 30,494,327 shares shall be Voting Common Stock and 9,505,673 shares shall be Non-Voting Common Stock (the Voting Common Stock and Non-Voting Common Stock shall be collectively referred to herein as “Common Stock”), and (ii) TEN MILLION (10,000,000) shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

(a)           Common Stock.

(i)           Each share of Voting Common Stock and each share of Non-Voting Common Stock shall be identical and treated equally in all respects except that the Non-Voting Common Stock shall not have voting rights except as set forth in Article IV(a)(iv) and as otherwise provided by law.

(ii)          Dividends.  Subject to the preferences and other rights of the Preferred Stock, if any, the holders of Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor.  Holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends.

(iii)         Liquidation.  Subject to the rights, powers and preferences of any outstanding Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary, the assets of the Corporation available to stockholders shall be distributed equally per share to the holders of Common Stock.

Annex A — Page 1

(iv)         Voting.  Except as otherwise provided herein or by law, each holder of Voting Common Stock shall be entitled to one vote in respect of each share of Voting Common Stock held of record on all matters submitted to a vote of stockholders.  Except as otherwise provided herein or by law, shares of Non-Voting Common Stock shall not have voting rights.  Article IV(a) of this Amended and Restated Certificate of Incorporation shall not be amended, altered or repealed without the affirmative vote of holders of a majority of the outstanding shares of the Non-Voting Common Stock, voting as a separate class.

(b)          Preferred Stock.  Effective as of the adoption of this Amended and Restated Certificate of Incorporation, the designations for any series of Preferred Stock are eliminated, such that the Corporation has no authorized series of Preferred Stock.  Preferred Stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof.  Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it.  The Board of Directors is further authorized to increase or decrease (but not below the number of shares outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, except as otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance of such series.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.  Except as provided in the resolution or resolutions of the Board of Directors or in any Certificate of Designation or similar certificate creating any series of Preferred Stock or as otherwise provided herein, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes.

(c)           Other than the 9,505,673 shares of Non-Voting Common Stock authorized by this Amended and Restated Certificate of Incorporation, the Corporation shall not issue non-voting equity securities within the meaning of section 1123 of chapter 11 of title 11 of the United States Code.

ARTICLE V.

(a)           In furtherance and not in limitation of the powers conferred by statute, the Bylaws of the Corporation (the “Bylaws”) may be made, altered, amended or repealed by the Board of Directors.

(b)           In addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of not less than eighty percent (80%) in voting power of the outstanding shares of the Corporation then entitled to vote upon the election of directors generally, voting together as a single class, shall be required for (i) the alteration, amendment, or repeal of (x) Paragraphs (b) or (d) of Article V of this Amended and Restated Certificate of Incorporation or (y) Article VII of this Amended and Restated Certificate of Incorporation, or (ii) the alteration, amendment or repeal of the By-laws of the Corporation by the stockholders of the Corporation.

(c)           Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  Voting at meetings of stockholders need not be by written ballot.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.  Except as otherwise provided for or fixed pursuant to the provisions of Paragraph (b) of Article IV of this Amended and Restated Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

(d)           For so long as the Corporation owns any shares of Space Systems/Loral, Inc., a Delaware corporation, directly or indirectly, the Corporation shall not cause such shares to be voted in favor of any amendment to or modification of Section 3 of the Restated Certificate of Incorporation of Space Systems/Loral, Inc.

Annex A — Page 2

ARTICLE VI.

(a)           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.  Subject to Paragraph (f) below, the number of directors of the Corporation shall be fixed from time to time by the Board of Directors, provided, however, that such number shall be no fewer than three (3) and no more than fifteen (15).

(b)          The Corporation is to have perpetual existence.

(c)           The Board of Directors (other than those directors elected solely by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Paragraph (b) of Article IV hereof, if any (the “Preferred Stock Directors”)) shall be divided into three classes to be designated as Class I, Class II and Class III.  The number of such directorships shall be apportioned among the classes so as to maintain the classes as nearly equal in number as possible.  The Class I directors will initially consist of (a) Mr. Bernard L. Schwartz, (b) Mr. Arthur L. Simon and (c) Mr. John D. Harkey, Jr.  The Class II directors will initially consist of (a) Mr. Michael B. Targoff, (b) Mr. Robert B. Hodes and (c) Mr. Dean A. Olmstead.  The Class III directors will initially consist of (a) Mr. Mark H. Rachesky, (b) Mr. Hal Goldstein, and (c) Mr. Sai S. Devabhaktuni.  These directors, other than any Preferred Stock Directors, will be deemed to have been elected by the stockholders of the Corporation on November 21, 2005, the date of the filing of the Restated Certificate of Incorporation (the “2005 Restated Certificate of Incorporation”).  The terms of office of the directors initially comprising such classes of directors shall expire at the times of the annual meetings of the stockholders as follows: Class I on the first annual meeting of stockholders following the effectiveness of the 2005 Restated Certificate of Incorporation by filing it with the Secretary of State of the State of Delaware (the “Effective Time”), Class II on the second annual meeting following the Effective Time and Class III on the third annual meeting following the Effective Time, or thereafter in each case when their respective successors are elected and qualified.  At subsequent annual elections, other than with respect to the Preferred Stock Directors, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed, and shall be elected for a term ending at the time of the third succeeding annual meeting of stockholders, or thereafter in each case when their respective successors are elected and qualified.

(d)           If the number of directors that constitutes the whole Board of Directors is changed in accordance with this Article VI, the majority of the Board of Directors that adopts the change shall also fix and determine the number of directors comprising each class; provided, however, that any increase or decrease in the number of directors shall be apportioned among the classes as equally as possible.  No decrease in the number of directors constituting the entire Board of Directors shall have the effect of shortening the term of any incumbent director.

(e)           A director, other than a Preferred Stock Director, may be removed from office only for cause and only by the vote of at least two-thirds in voting power of the outstanding stock entitled to vote in an election of directors.  Subject to the rights of the holders of shares of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors, however resulting, and any newly created directorship resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class, shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.  Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

(f)           During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Paragraph (b) of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional director or directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal.  Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall forthwith be reduced accordingly.

Annex A — Page 3

(g)           Elections of directors need not be by written ballot.

(h)           In the event that the votes of the directors on any matter voted upon by the Board of Directors are equally divided, the director who is at that time the Vice Chairman of the Board of Directors shall have a second or casting vote on such matter.

ARTICLE VII.

(a)           The Corporation shall indemnify to the fullest extent authorized or permitted under and in accordance with the laws of the State of Delaware (as now or hereafter in effect) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature (including any legislative or self-regulatory proceeding), by reason of the fact that he or she is or was, or had agreed to become or is alleged to have been, a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of the Corporation as a director, officer, trustee, appointee, designee, employee, manager, partner, or agent of or in any other capacity with another corporation or any limited liability company, partnership, joint venture, trust or other enterprise, including any employee benefit plan of the Corporation or of any of its affiliates and any charitable or not-for-profit enterprise (any such person being sometimes referred to hereafter as an “Indemnitee”), or by reason of any action taken or omitted or alleged to have been taken or omitted by an Indemnitee in any such capacity, against expenses (including court costs and attorneys’ fees), judgments, damages, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom.  In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify the Corporation of the commencement thereof, and the Corporation shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful.  With respect to service by an Indemnitee on behalf of any employee benefit plan of the Corporation or any of its affiliates, action in good faith in what the Indemnitee reasonably believed to be the best interest of the beneficiaries of the plan shall be considered to be in or not opposed to the best interests of the Corporation.  The Corporation shall indemnify an Indemnitee for expenses (including attorneys’ fees) reasonably incurred by the Indemnitee in connection with a proceeding successfully establishing his or her right to indemnification, in whole or in part, pursuant to this Article.  However, notwithstanding anything to the contrary in this Article, the Corporation shall not be required to indemnify an Indemnitee against expenses incurred in connection with a proceeding (or part thereof) initiated by the Indemnitee against the Corporation (other than as contemplated by the immediately preceding sentence) or any other person who is an Indemnitee unless the initiation of the proceeding was approved by the Board of Directors of the Corporation.

(b)           Expenses (including any attorneys’ fees) reasonably incurred in investigating, defending or responding to any civil or criminal action, suit, proceeding or investigation in which a current or former director or officer of the Corporation has been named as a defendant, respondent or target, and any appeal therefrom, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the current or former director or officer of the Corporation to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VII.  Such undertaking shall be accepted by the Corporation without reference to the financial ability of the current or former director or officer of the Corporation to make such repayment.

Annex A — Page 4

(c)           This indemnification and other rights set forth in this Article VII shall not be exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), contract, agreement, bylaws, vote of stockholders or action of the Board of Directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office for the Corporation, and nothing contained in this Article VII shall be deemed to prohibit the Corporation from entering into agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article VII.

(d)           The right to indemnification and advancement of expenses provided by this Article VII shall continue as to any person who formerly was an officer or director of the Corporation in respect of acts or omissions occurring or alleged to have occurred while he or she was an officer or director of the Corporation and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitees.  Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation.  The right of an Indemnitee to indemnification or advances as granted by this Article VII shall be a contractual obligation of the Corporation and, as such, shall be enforceable by the Indemnitee in any court of competent jurisdiction.

(e)           In addition to indemnification by the Corporation of current and former officers and directors and advancement of expenses by the Corporation to current and former officers and directors as provided for by the foregoing provisions of this Article VII, the Corporation may, in a manner and to the fullest extent permitted by law, indemnify current and former employees, agents and other persons serving the Corporation and advance expenses to current and former employees, agents and other persons serving the Corporation, in each case as may be authorized by the Board of Directors, and any rights to indemnity or advancement of expenses granted to such persons may be equivalent to, or greater or less than, those provided to directors, officers and employees by this Article VII.

(f)           The Corporation may purchase and maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or of another corporation or a limited liability company, partnership, joint venture, trust or other enterprise (including any employee benefit plan) in which the Corporation has an interest against any expense, liability or loss incurred by the Corporation or such person in his or her capacity as such, or arising out of his or her status as such, whether or not the Corporation would have the power to or is obligated to indemnify such person against such expense, liability or loss.  The indemnification and reimbursement of expenses so provided by this Article VII shall not be available to the extent that indemnification or reimbursement has been received by such director or officer under any applicable policy of insurance or otherwise.

(g)           No amendment, termination or repeal of this Article VII or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any actions, transactions, facts or matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit, claim, proceeding or investigation arising out of or relating to any actions, transactions, facts or matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article VII, if such provision had not been so amended, terminated or repealed or if a provision inconsistent therewith had not been so adopted.

(h)           A director shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law by the director, (iii) liability under Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit.  If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the DGCL, as so amended.  Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to an act or omission of such director occurring prior to such repeal or modification.

Annex A — Page 5

(i)           Notwithstanding anything to the contrary set forth in this Article VII, and except as provided in clause (iv) below and as provided in the Stipulation and Agreement Among the Debtors and Their Directors and Officers in Respect of Certain Indemnification Claims in In re Loral Space & Communications Ltd. et al., Case Nos. 03-41710 (RDD), 03-41709 (RDD) through 03-41728 (RDD) in the United States Bankruptcy Court for the Southern District of New York, (i) for the purposes of this Article VII, the term “Corporation” shall not include Loral Space & Communications Ltd., a Bermuda company, or any direct or indirect subsidiary thereof that at the time was not or that is not a direct or indirect subsidiary of the Corporation (collectively, “Old Loral”), and the Corporation shall not have obligations pursuant to this Article VII solely by virtue of any assertion by any person, entity or governmental authority or any determination by a court of competent jurisdiction, that it is a successor to Old Loral or any other entity; (ii) the Corporation may, but shall not be required to, indemnify any director or officer of Old Loral, or any person who was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of Old Loral as a director, officer, trustee, appointee, designee, employee, manager, partner, or agent of or in any other capacity with another corporation or any limited liability company, partnership, joint venture, trust or other enterprise, including any employee benefit plan of Old Loral or of any of its affiliates and any charitable or not-for-profit enterprise, except as specifically set forth in that certain Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated as of June 3, 2005 of Loral Space & Communications Ltd. and its subsidiaries that are a party thereto (as the same may be amended from time to time, the “Plan”); (iii) the Corporation may, but shall not be required to, indemnify any Indemnitee with respect to any events or circumstances occurring prior to the filing of a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on July 11, 2003 by Loral Space & Communications Ltd. and its subsidiaries that are a party thereto, except as specifically set forth in the Plan; and (iv) the Corporation shall indemnify and hold harmless each Indemnitee from and against and for any and all obligations incurred directly or indirectly by Old Loral with respect to any taxes owed by Old Loral or the Debtors (as defined in the Plan) for the period prior to the Effective Date (as defined in the Plan), including interest and penalties, to any governmental entity and as to which Old Loral or the Debtors are the primary obligor(s), to the full extent provided in Paragraphs (a) through (h) of this Article VII.

Annex A — Page 6

REVOCABLE PROXY
LORAL SPACE & COMMUNICATIONS INC.

ANNUAL MEETING OF STOCKHOLDERS, MAY 19, 2009

Michael B. Targoff and Avi Katz, and each of them, are hereby appointed the proxies of the undersigned, with full power of substitution on behalf of the undersigned to vote, as designated below, all the shares of the undersigned at the Annual Meeting of Stockholders of LORAL SPACE & COMMUNICATIONS INC. (the “Company”), to be held at the Park Central New York, 870 Seventh Avenue at 56th Street, New York, New York, at 10:30 A.M., on Tuesday, May 19, 2009 and at all adjournments or postponements thereof, in the manner provided below and in such person’s or persons’ sole discretion upon any other matter that may properly come before such meeting or any adjournment or postponement thereof, including to vote for the election of a substitute nominee for director as such person or persons may select in the event a nominee becomes unable to serve.

Please be sure to date and sign this proxy card in the box below.

Date:

Sign above

1.	ELECTION OF THREE CLASS III DIRECTORS –
Nominees: Class III:	FOR ☐	WITHHOLD ☐	FOR ALL EXCEPT ☐

Dr. Mark H. Rachesky, Hal Goldstein and Sai S. Devabhaktuni

INSTRUCTION:  To withhold authority to vote for any individual nominee, mark the “For All Except” and write that nominee’s name in the space provided below.

2.
Acting upon a proposal to ratify the amendment and restatement of the Company’s Restated Certificate of Incorporation, accepted for filing on December 23, 2008 by the Secretary of State of the State of Delaware pursuant to an order of the Court of Chancery of the State of Delaware, which eliminated previously-designated series of Preferred Stock and authorized a new series of Non-Voting Common Stock
		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.
Acting upon a proposal to further amend the Company’s  Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Voting Common Stock to 50,000,000 shares and the number of authorized shares of Non-Voting Common Stock to 20,000,000 shares and to eliminate the prohibition on the issuance of nonvoting equity securities
		FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.  If no direction is indicated, this PROXY will be voted FOR the election of nominees listed hereon and FOR Proposals 2, 3 and 4.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends that stockholders vote their shares in favor of the election of the Class III Directors that have been nominated by the Board and in favor of Proposals 2, 3 and 4.

Detach above card, sign, date and mail in postage paid envelope provided.

LORAL SPACE & COMMUNICATIONS INC.

The above signed hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement.

(Please sign exactly as name or names appear hereon.  When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such; if by a corporation, by an authorized officer; if by a partnership, in partnership name by an authorized person.  For joint owners, all co-owners must sign.)

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESSS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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